Post-Qualification Amendment No. 3

File No. 024-11136

Explanatory Note: This Post-Qualification Amendment No. 3 amends the Offering Statement on Virtuoso Surgical, Inc.’s Post-Qualification Amendment No. 2 to Form 1-A, filed on March 18, 2021 and Post-Qualification Amendment No. 1 to Form 1-A, qualified on February 26, 2020, to add, update and/or replace information contained in the Offering Statement and to extend the duration of the original offering.

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

PART II - INFORMATION REQUIRED IN OFFERING CIRCULAR

PRELIMINARY OFFERING CIRCULAR, SUBJECT TO COMPLETION	DATED , 2021

VIRTUOSO SURGICAL, INC.

$20,000,000 MAXIMUM OFFERING AMOUNT

CLASS A PREFERRED STOCK ($1.00 per Share)

This Offering Circular relates to the public offering (this “Offering”) of up to 20,000,000 shares of Class A Preferred Stock, par value $1.00 per share (the “Class A Preferred Stock”), of Virtuoso Surgical, Inc., a Tennessee corporation (“Virtuoso Surgical,” the “Company,” “we,” “our,” or “us”). We commenced this Offering following the qualification of an Offering Statement on February 26, 2020. This Offering was originally scheduled to terminate twelve (12) months following qualification; however, on December 12, 2020, the board of directors (the “Board”) of the Company approved an action to seek an extension of the Offering for an additional twelve (12) months. Through February 26, 2021, the Company sold 4,582,500 shares of Class A Preferred Stock pursuant to this Offering. The Company has not sold any shares of Class A Preferred Stock since February 26, 2021, and 15,417,500 shares of Class A Preferred Stock remain available for sale in this Offering.

The minimum purchase requirement for an investor to participate in this Offering of Class A Preferred Stock is $1,000. Prior to this Offering, there has been no public market for our Class A Preferred Stock. We may, at our discretion, and, depending upon market conditions, apply to list our Class A Preferred Stock on the OTCQB Venture Market operated by the OTC Markets Group Inc.

The Class A Preferred Stock is non-voting, senior preferred stock in the Company and carries a paid-in-kind dividend of seven percent (7%) per year, uncompounded (the “PIK Dividend”). In the event of a change of control of the Company, the Class A Preferred Stock will be entitled to receive an amount equal to par value, plus any accrued PIK Dividend, plus any applicable Success Bonus. If the consideration paid to the Company upon a change of control is not sufficient to pay the full amount due to the holders of the Class A Preferred Stock, then the Class A Preferred Stock will be converted into shares of the Company’s Common Stock, no par value (the “Common Stock”), based on the balance of the unpaid amount. The terms of the Class A Preferred Stock are described more fully herein in the sections entitled, “Summary - Class A Preferred Stock” and “Description of Capital Stock - Class A Preferred Stock.”

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This Offering is being conducted on a “best efforts” basis pursuant to Regulation A of Section 3(b) of the Securities Act of 1933, as amended (the “Securities Act”), for Tier 2 Offerings. C2M Securities, LLC, successor-in-interest to Strategic Capital Investments, LLC, will act as our exclusive placement agent (the “Placement Agent”) for this Offering. The Placement Agent is not purchasing Class A Preferred Stock offered by us and is not required to sell any specific number or dollar amount of Class A Preferred Stock. The Company may undertake one or more closings on a rolling basis. Until we complete a closing, the proceeds for this Offering will be maintained in an escrow account. At the time of a closing, the proceeds will be distributed to the Company and the associated Class A Preferred Stock will be issued to investors. If there are no closings or if funds remain in the escrow account upon termination of this Offering without any corresponding closing, the investments for this Offering will be promptly returned to investors, without interest or deduction. Atlantic Capital Bank, National Association, will serve as escrow agent for this Offering.

This Offering will terminate at the earliest of: (1) the date upon which the maximum amount of offered Class A Preferred Stock has been sold, (2) the date which is twelve (12) months after the qualification of this Post-Qualification Amendment No. 3 on Form 1-A, or (3) the date on which this Offering is earlier terminated by us in our sole discretion. For details about the process of our Offering, please see “Plan of Distribution.”

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, have elected to comply with certain reduced public company reporting requirements for this Offering Circular and future filings. See “Summary - Implications of Being an Emerging Growth Company.”

Investing in our Class A Preferred Stock involves a high degree of risk. See “Risk Factors” for a discussion of certain risks that you should consider in connection with an investment in our Class A Preferred Stock.

Title of each class of securities to be registered	Proposed offering price per share	Proposed maximum aggregate offering proceeds (1)	Placement Agent commissions (2)	Proceeds to Company (3)
Class A Preferred Stock	$1.00	$20,000,000	$1,600,000	$18,400,000

(1)	We were originally qualified to offer up to 20,000,000 shares of Class A Preferred Stock. We have sold 4,582,500 shares of Class A Preferred Stock pursuant to this Offering, and we are continuing to offer the remaining 15,417,500 shares of Class A Preferred Stock. The Company has not sold any shares of Class A Preferred Stock since February 26, 2021.
(2)	We have agreed to pay the Placement Agent a commission equal to one percent (1%) of the total amount invested by investors in the Offering. We also have agreed to pay the Placement Agent and/or third party registered broker-dealers who introduce purchasers of Class A Preferred Stock a commission equal to seven percent (7%) of the total number of shares sold through them in the Offering. See “Plan of Distribution” for details regarding compensation payable to the Placement Agent and such third-party broker-dealers in connection with this Offering.
(3)	The amount shown is before deducting organization and offering costs to us, including fees for administrative and escrow services, legal, accounting, printing, due diligence, marketing, consulting, selling commissions, state securities filing compliance, and other costs incurred in the offering of the Class A Preferred Stock.

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or your net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of this Offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

This Offering Circular follows the disclosure format of Part I of Form S-1 as applicable to smaller reporting companies pursuant to the general instructions of Part II(a)(1)(ii) of Form 1-A.

C2M Securities, LLC

Placement Agent

The date of this Offering Circular is                   , 2021.

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We are offering to sell our securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

Unless otherwise indicated, data contained in this Offering Circular concerning the business of the Company are based on information from various public sources. Although we believe that these data are generally reliable, such information is inherently imprecise, and our estimates and expectations based on these data involve a number of assumptions and limitations. As a result, you are cautioned not to give undue weight to such data, estimates, or expectations.

For investors outside the United States: We and the Placement Agent have not done anything that would permit this Offering, or possession or distribution of this Offering Circular in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this Offering Circular must inform themselves about, and observe any restrictions relating to, this Offering and the distribution of this Offering Circular outside of the United States.

Use of Industry and Market Data

This Offering Circular includes market and industry data that we have obtained from third-party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management’s estimates and assumptions relating to such industries based on that knowledge). Management has developed its knowledge of such industries through its experience and participation in these industries. While our management believes the third-party sources referred to in this Offering Circular are reliable, neither we nor our management have independently verified any of the data from such sources referred to in this Offering Circular or ascertained the underlying economic assumptions relied upon by such sources. Furthermore, internally prepared and third-party market prospective information, in particular, are estimates only and there will usually be differences between the prospective and actual results, because events and circumstances frequently do not occur as expected, and those differences may be material. Also, references in this Offering Circular to any publications, reports, surveys, or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey, or article. The information in any such publication, report, survey, or article is not incorporated by reference in this Offering Circular.

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Trademarks, Trade Names, and Service Marks

The trademarks or service marks of Virtuoso Surgical appearing in this Offering Statement are the property of Virtuoso Surgical.

The other trademarks, trade names, and service marks appearing in this Offering Circular are the property of their respective owners. Solely for convenience, the trademarks and trade names in this Offering Circular are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The disclosure and analysis in this Offering Circular contain “forward-looking statements.” Forward-looking statements describe the Company’s current expectations or forecasts of future events as of the date of this Offering Circular and are not statements of historical fact. These forward-looking statements include information about possible or assumed future events, including, among other things, discussion, and analysis of the Company’s assets, business, capital expenditures, cash flows, cost management, condition (financial and otherwise), indebtedness, liquidity, profitability, prospects, results of operations, revenues, and strategic plans. Words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would,” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond the Company’s control, are difficult to predict, and/or could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

Forward-looking statements involve inherent uncertainty and may ultimately prove to be incorrect or false. You are cautioned not to place undue reliance upon forward-looking statements. Except as otherwise may be required by applicable law, the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events, or actual operating results. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to:

•	the impact of the COVID-19 pandemic;

•	the Company’s ability to develop new products, improve the Company’s existing products, and increase the demand for and the value of the Company’s products;

•	supply and demand changes for the Company’s products;

•	the Company’s ability to achieve its financial projections as presented herein;

•	the Company’s future financial and operational performance, including trends in sales, operating expenses, and net income;

•	the sufficiency of the Company’s cash, cash equivalents, and cash raised through offerings of the Company’s securities, cash received through grant funding and cash generated from operations to meet the Company’s working capital and capital expenditure requirements;

•	product liability claims;

•	inadequate insurance coverage;

•	challenges to the Company’s intellectual property rights or the Company’s inability to defend its products against the intellectual property rights of others;

•	adverse events affecting third-party manufacturers and the Company’s supply chain;

•	loss of and/or inability to replace key vendors and/or suppliers;

•	failures of, interruptions to, or unauthorized tampering with, the Company’s information technology systems;

•	failures or delays in obtaining U.S. Food and Drug Administration (“FDA”) approval, approval of an application to a European Notified Body, or other regulatory approvals for the Company’s products;

•	inability to capitalize on business development opportunities;

•	product quality or patient safety issues;

•	inability to retain key distributors, sales associates, and other personnel or to attract new talent; and

•	the Company’s ability to adapt to and comply with healthcare and other applicable laws.

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The foregoing list of risks and uncertainties, however, is only a summary of some of the most important factors and is not intended to be exhaustive.

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions, and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements, or outcomes. You should carefully review and consider the risks that are described under the section captioned “Risk Factors” of this Offering Circular. New factors that are not currently known to the Company or that the Company is currently unaware of may also emerge from time to time that could materially and adversely affect the Company and its assets, business, cash flows, financial condition, liquidity, prospects, and/or results of operations.

SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our Class A Preferred Stock. You should carefully read the entire Offering Circular, including the risks associated with an investment in the Company discussed in the “Risk Factors” section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

In this Offering Circular, references to “Virtuoso Surgical,” “Virtuoso,” the “Company,” “our,” “we,” and “us” refer to the business and operations of Virtuoso Surgical, Inc., unless the context indicates otherwise.

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(A rendering of the Company’s second prototype, “Bach.”)

Overview

Virtuoso Surgical, Inc. was founded to make minimally invasive surgery simpler and more effective by providing surgeons with dexterous, accurate, and cost-effective robotic tools for operation through rigid endoscopes. The Company owns and continues to develop technology that dramatically improves rigid endoscopic surgery. This is the largest, most established segment of minimally invasive surgery, and it is ripe for robotic improvement. The Company’s robotic manipulators are smaller than a toothpick, or nearly ten (10) times smaller than the current state-of-the-art robotic instruments. Our prototype is designed to be small and compact, and to fit smoothly into the surgical workflow. To the Company’s knowledge, no competing technology can deliver surgical tools through rigid endoscopes with the precision, dexterity, and lateral force of the Virtuoso device.

The Company’s product operates at the intersection of robotics and minimally invasive surgery. The ongoing revolution in minimally invasive surgery has been likened to the introduction of anesthesia for surgery. (New England Journal of Medicine, 2012.) Rigid endoscopy is the oldest, largest, and most mature segment of minimally invasive surgery, with an annual global market size of approximately $20 billion.

Patented Technology

The key patented technology that enables the Virtuoso device to perform with such precision, dexterity, and lateral force, through such a small cross-section, is robotic control of 1-millimeter wide manipulators comprised of concentric nitinol tubes. Nitinol is the most well-known member of the family of metal alloys known as Shape Memory Alloys. Nitinol possesses two (2) key physical properties: superelasticity and the shape-memory effect. When correctly processed, and even under high strains, nitinol is able to bend without deformation and return to its original conformation when stress is relieved. This allows concentric tubes of nitinol to translate and rotate relative to one another, which, when controlled through real-time digital processing, allows for dexterous and precise maneuvering by the surgeon.

The Company’s technology uses 1-millimeter wide robotic manipulators to control small surgical tools through rigid endoscopes. The manipulators, usually operating in pairs, can move dexterously in any direction that the surgeon commands. These manipulators are small enough to enable two (2) manipulators to be delivered through a conventional endoscope, allowing two-armed cooperative tasks to be completed. These robotic manipulators do not work automatically; they are under the control of the surgeon, who commands their location through an input device and logic controller. These manipulators can deliver, through 5 to 8-millimeter endoscopes, a multitude of surgical tools, including: lasers, scalpels, scissors, grippers, cautery, suction, and irrigation. We believe that nearly all surgical procedures currently attempted with a rigid endoscope stand to benefit from our platform technology. We anticipate new procedures and surgical techniques to be enabled, and many existing procedures and techniques to be improved, due to this technology.

In contrast to other technologies used for robotic devices (including pulley and tendon systems, push-pull systems, and articulated systems), concentric nitinol tubes are able to exert a lateral force that is a multiple stronger than other technologies, generally, by a factor of two (2) and higher. This increased force allows dramatically superior tissue retraction and manipulation by the Virtuoso device. In addition, in comparison to most existing tools for rigid endoscopy, which have one (1) arm capable of moving with two (2) degrees of freedom (translation and rotation), the Virtuoso device has two (2) arms capable of each moving, independently, with four (4) degrees of freedom (translation and rotation, plus X-axis and Y-axis movement). No known technology accomplishes the dexterity, precision, and lateral force of the Virtuoso device for operation through standard rigid endoscopes.

Prototype Device

The Virtuoso device is composed of a standard endoscope, possessing a standard rod-lens optic and camera, as well as suction and irrigation capabilities (either gaseous or liquid), where the interior endoscope (rigid endoscopes usually have an outer sheath and an inner sheath) has been modified to channel the two (2) concentric-nitinol arms. At the back of the endoscope is a motor unit containing electric motors that connect to and control the rotation and translation of the nitinol tubes and, depending on the configuration, certain operative surgical tools. Some surgical tools are controlled through foot-pedal controls.

The Company’s current prototype consists of: (1) a reusable capital piece of equipment to be priced at approximately $250,000 and (2) a disposable instrument projected to be priced at approximately $500 per instrument. We anticipate averaging two (2) instruments per case, and our marginal revenue generation is expected to be primarily from the disposable instrument. It is very common for medical devices to have disposable components for sterility purposes, and the expected cost of this disposable item is comparable to other disposable medical devices currently on the market. We seek to remove many cost barriers for hospitals and surgery centers seeking to acquire the capital piece, and for our disposable-item prices to be less than or equal to existing similar disposable endoscopic surgical tools, depending on market price. Historically, the capital cost of robotic systems has often been too high for many hospitals and surgery centers; we anticipate that a commercially attractive and competitive feature of the Virtuoso device will be its significantly lower capital cost.

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The surgical tools that are available to the surgeon include: retractors, mono-polar and bi-polar electrocautery, lasers, baskets (for grasping), scalpels, grippers, and scissors. Because the nitinol arms are hollow, suction and irrigation can also be employed through the arms. The suction and irrigation have the added benefit of enhancing tissue manipulation. At this size of operation, baskets are often superior to grippers for gripping, and electrocautery and lasers are often superior to scissors for cutting tissue.

The Virtuoso device is connected to a robotic arm manufactured by KUKA AG (“KUKA”). The KUKA robotic arm possesses two (2) key features: the ability to hold the Virtuoso device and endoscope steady when desired, while also allowing the surgeon to easily and widely manipulate the Virtuoso device as needed. Additional functionality is permitted by the KUKA robotic arm, including single-axis movement and intentionally limited ranges of motion. The KUKA robotic arm is mounted on a surgical cart, which contains the KUKA CPU and a user interface for surgical-staff setup, monitoring, and breakdown.

The surgeon controls the surgical tools through a separate surgeon-input console, which uses reverse-Cartesian controls (mimicking the laparoscopic movements that minimally-invasive surgeons are used to). The surgeon sees the operating field on a separate standard operating room video monitor, which displays the camera feed from the endoscope, as well as other outputs.

In June 2020, the Company submitted its first application to the FDA, seeking Breakthrough Device Designation under the Breakthrough Device Program (“BDP”). Receiving BDP status has the potential to accelerate the Company’s communications with the FDA prior to the Company’s primary filing. The FDA initially rejected the Company’s BDP application. After the Company requested supervisory review, the decision denying BDP status was upheld, with a suggestion that the Company limit its proposed application for BDP designation. Depending upon the pace of the Company’s testing, verification, and validation work, the Company currently expects to file its application to a European Notified Body and its FDA application for De Novo Classification in the second half of 2022, which would ultimately permit the Company to begin commercial sales upon FDA’s expected eventual grant of the classification in 2023 or 2024, depending upon the authorities’ response to the Company’s regulatory filings.

Intellectual Property

The Company has executed licensing agreements with Johns Hopkins University and Vanderbilt University for patents related to the manufacture and sale of the prototype. The Company has also developed particular trade secrets and proprietary software that enable the Virtuoso device to perform as required, making competition with the Company’s device potentially difficult to reverse engineer. The Company has filed applications for its own patents, which currently are pending in the United States Patent and Trademark Office (the “USPTO”), and it expects to file additional patent applications in the future. For some of those patents, the Company anticipates seeking international coverage under the Patent Cooperation Treaty of 1970.

No assurances can be given when or if the Company’s pending patent applications may be granted by the USPTO. The Company may be denied any or all of these pending patent applications, or future patent applications. The Company’s patent rights are subject to challenge in U.S. federal courts; the Company, however, is not aware of any substantive basis for a challenge to the patents’ validity or enforceability. Because the patents are subject to potential legal challenge, or because non-infringing technologies may develop to suit a comparable purpose, the Company’s current or future patent rights may not prevent the Company’s competitors from developing competing products.

Johns Hopkins Patents

Effective May 11, 2016, the Company entered into a non-exclusive, non-transferable patent license with Johns Hopkins University. Under the terms of the license, the Company has the right to use concentric nitinol tubes for surgical devices in the following countries (or regions), under the following patents: United States (8,152,756 and 8,715,226); Japan (2008-541319, 2012-139088, 2015-094824, and 2014-000372); European Patent Office (06844376.1); Canada (2,630,061); and China (200680050046.8). Under the terms of the license, Johns Hopkins has received a fee of $2,000 and five percent (5%) of the Common Stock, and is entitled to receive a royalty of four percent (4%) of the Net Revenues (as defined in the license) of the Company of sales of products incorporating concentric nitinol tubes and one percent (1%) of the consideration received by the Company upon a sale of the Company or other similar transaction. The royalty is due and owing throughout the life of the patents, for each respective jurisdiction. At this time, the Company does not know the exact dates that the patents, or any possible follow-on patents that utilize this underlying technology, will expire. Generally, under the Patent Cooperation Treaty of 1970 and the Patent Law Treaty of 2000, patents like the Johns Hopkins patents last for twenty (20) years from the initial date of filing. The Johns Hopkins U.S. patents were initially filed on November 15, 2006 and March 9, 2012, and are expected to expire twenty (20) years from those dates. The Johns Hopkins patent license terminates when the final licensed patent lapses, upon 60 days’ notice by the Company, or, at the discretion of Johns Hopkins, in the event that, after initial commercial sales begin, a one-year period takes place without any commercial sales.

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Vanderbilt Patents

Effective May 15, 2016, the Company entered into an exclusive, non-transferable patent license with Vanderbilt University. Under the terms of the license, the Company has the right to make, use, offer to sell, sell and import products, for human surgical applications, systems and apparatuses for endoscopic deployment of robotic concentric tube manipulators, and the Company has the exclusive right to manufacture and/or sell such systems or apparatuses in the United States. Under the terms of the license, Vanderbilt University has received a fee of $5,000, reimbursement for Vanderbilt’s patent-prosecution costs and four percent (4%) of Common Stock, and is entitled to receive a royalty of four percent (4%) of the Gross Sales (as defined in the license) of products incorporating the patented technology; annual royalties of at least $3,000, beginning in 2021, and increasing to $50,000 annually beginning in 2025; and $250,000 upon a sale of the Company or other similar transaction. The royalties are due and owing throughout the life of the licensed patents. The Vanderbilt U.S. patents were initially filed on September 13, 2013 and October 2, 2015, and are expected to expire twenty (20) years from those dates. The Company does not have “PCT” coverage on the Vanderbilt patents. The Vanderbilt patent license terminates upon a breach of the agreement by the Company, after an opportunity to cure the breach has lapsed without cure, or by the Company upon 120 days’ notice.

Trade Secrets, Trademarks, and Copyright

In addition to patent rights, the Company possesses other intellectual property, including registered trademarks for its product, copyright protection for its software, and trade secrets related to its materials and their processing.

Growth Strategy

The Virtuoso Surgical device is expected to dramatically enhance scores of surgical applications, which the Company intends to exploit serially. Once regulatory approval is obtained for one surgical area of operation, it is anticipated that follow-on areas of operation will be addressed by the Company serially.

The Company received its initial seed capital on September 1, 2017 from the Small Business Innovation Research Program (“SBIR”) of the National Institutes of Health (“NIH”), an agency of the U.S. Department of Health and Human Services. With that funding, the Company opened its offices to begin further private development of the Virtuoso device. The Company has received additional SBIR funding, a matching grant from the State of Tennessee, and additional federal funding through the Small Business Technology Transfer Program (“STTR”) to support the Company’s prototype development and regulatory-approval work. The Company will continue to seek government funding for its development efforts.

During 2019 and 2020, the Company took further steps to raise additional capital through the private markets. Following qualification by the Securities and Exchange Commission (the “SEC”) in February 2020, the Company began this $20,000,000 Regulation A, Tier 2 offering of the Company’s Class A Preferred Stock. To date, this Offering has raised gross proceeds of $4,582,500.

The Company expects that, during 2021, it will continue to raise capital through this Offering, as well as seek additional capital through government grants (including an NIH Phase IIb application), and through other private capital sales and possible strategic-minority or angel sales of Common Stock.

The Company is not expected to be able to obtain regulatory approval for its device, or commercialize the device, without raising private capital. Operationally, the Company’s major anticipated milestones include the testing and validation of our system in models, animal studies, cadaver and live-human studies, FDA regulatory testing, United States and European regulatory review, and the commercial rollout of our system. There are five (5) distinct aspects of the Company’s operational plan:

•	Conducting capital raises, in this Offering and through additional strategic or financial investments.

•	Further testing and optimization of the Virtuoso device.

•	Integrating a clinical system and accumulating testing data while submitting applications for FDA and European Union regulatory approval.

•	Model, animal, cadaver and, if necessary, live-human testing of the Virtuoso device.

•	Commercialization of the Virtuoso device upon regulatory approval, including: physician and surgical-suite training, marketing, and technical support of the Virtuoso device.

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The capital needs of the Company will likely require a sale of a majority of our shares of Common Stock within the next five (5) years, based on the probable cost of building long-term manufacturing, sales, marketing, physician-training, and customer-support capabilities for a surgical system of this type. Within the medical-device industry, startup-company acquisitions by major medical-device manufacturers often occur upon regulatory approval or initial commercial sales of the start-up companies’ products.

Class A Preferred Stock

Terms of the Shares

Our charter and bylaws allow the Company to issue up to 50,000,000 shares of its Class A Preferred Stock, which have a right to the PIK Dividend. As of the date of this Offering Circular, there are 5,887,500 shares of Class A Preferred Stock issued and outstanding. If all of the shares of Class A Preferred Stock are sold in this Offering, 21,305,000 shares of Class A Preferred Stock will be issued and outstanding. Subsequent to this Offering, the Company may apply to have its Class A Preferred Stock listed on the OTCQB Venture Market operated by the OTC Markets Group Inc.

A holder of the shares of Class A Preferred Stock is entitled to a “Success Bonus” if a change of control occurs:

•	more than one (1) year and less than three (3) years after the shares of Class A Preferred Stock were purchased or otherwise received by a holder, then 100% of the par value per share plus the accrued PIK Dividend;

•	more than three (3) years and less than give five (5) years after the shares of Class A Preferred Stock were purchased or otherwise received by a holder, then 200% of the par value per share plus the accrued PIK Dividend; or

•	more than five (5) years, then 300% of the par value per share plus the accrued PIK Dividend.

A “change of control” occurs if the holders of the Common Stock of the Company as of April 25, 2018 (i.e., Robert Webster, S. Duke Herrell, Richard Hendrick, C. Mark Pickrell, Vanderbilt University, Johns Hopkins University, Neal Dillon, Scott Webster, and Evan Blum), or their successors by operation of law, (i) own less than a majority of the shares of Common Stock or (ii) any one of them owns a majority of the Common Stock. The Board of Directors of the Company (the “Board”) must approve of any shareholder action constituting a change of control.

In the event of a change of control, the shares of Class A Preferred Stock are due and payable at par value, plus any accrued PIK Dividend, plus any applicable Success Bonus. If the consideration paid to the Company upon a change of control is not sufficient to pay off the outstanding shares of Class A Preferred Stock, then the consideration received shall, in order of priority, be used to pay pari passu: par value for the shares of Class A Preferred Stock, accumulated PIK Dividend, and Success Bonus (collectively, the “Waterfall”).

If, after a change of control and payment in accordance with the Waterfall (including any applicable Success Bonuses), the shares of Class A Preferred Stock are not paid in full, then the existing shares of Common Stock shall be extinguished, the shares of Class A Preferred Stock shall be converted into Common Stock, based on the shareholders’ relative unpaid balances, and the holders of the Class A Preferred Stock will become holders of 100% of the Common Stock. The ownership of Common Stock would be based proportionally upon the dollar amount that is owed to each such holder of the Class A Preferred Stock. For that reason, in such an event, there is no conversion rate for the Class A Preferred Stock other than their relative amounts outstanding.

Until the shares of Class A Preferred Stock are paid in full, including any applicable Success Bonuses, the Company shall not pay any dividend to the Company’s holders of Common Stock (except as permitted under SEC Regulation A, solely from the proceeds of this Offering), purchase any shares of Common Stock of the Company, or pay any employee bonuses (except for de minimis compensatory cash bonuses to non-management employees).

Further, until the shares of Class A Preferred Stock are paid in full, the compensation limits established by the NIH for grant recipients apply to the Company’s employees and consultants.

The shares of Class A Preferred Stock are redeemable at any time, at the discretion of the Board, provided that a redemption must include 100% of a shareholders shares of the Class A Preferred Stock at par value, plus any accrued PIK Dividend. Redeemed shares of Class A Preferred Stock will be retired upon redemption. If a change of control occurs within two (2) years of a redemption, the shareholder will be entitled to receipt of a Success Bonus equal to the Success Bonus that would have been paid as of the redemption date.

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Illustrations of How our Shares Work

The following scenarios are illustrations of how our shares of Class A Preferred Stock work. These illustrations are solely intended to help prospective investors understand how the structure of our Class A Preferred Stock operates.

THESE ILLUSTRATIONS ARE HYPOTHETICAL AND DO NOT CONSTITUTE GUARANTEES OR PROJECTIONS. THESE ILLUSTRATIONS ARE PROVIDED ONLY FOR THE PURPOSE OF HELPING POTENTIAL INVESTORS UNDERSTAND THE TERMS OF THE CLASS A PREFERRED STOCK. BECAUSE YOUR INVESTMENT IS NOT GUARANTEED, YOU MAY LOSE YOUR ENTIRE INVESTMENT, DEPENDING UPON THE SUCCESS OR FAILURE OF THE COMPANY.

Illustration 1: Change of Control

If an investor purchases 20,000 shares of Class A Preferred Stock for an aggregate investment of $20,000, and the Company undergoes a change of control eighteen (18) months later, then the investor would be entitled to the sum of: (i) $20,000, (ii) $2,100, the aggregate PIK Dividend for the 18-month period (calculated as 10.5% of the $20,000), and (iii) $22,100, the applicable Success Bonus rate of 100% of the par value per share plus accrued PIK Dividend (i.e. $20,000 + $2,100).

Therefore, the amount owed to the investor would be $44,200. Essentially, the investor receives the original investment, plus $24,200.

Illustration 2: Change of Control

If an investor purchases 20,000 shares of Class A Preferred Stock for an aggregate investment of $20,000, and the Company undergoes a change of control four (4) years later, then the investor would be entitled to the sum of: (i) $20,000, (ii) $5,600, the aggregate PIK Dividend for the four (4) year period (calculated as 28% of the $20,000), and (iii) $51,200, the applicable Success Bonus rate of 200% of the par value per share plus accrued PIK Dividend (i.e. $20,000 + $5,600).

Therefore, the amount owed to the investor would be $76,800. The investor receives the original investment, plus $56,800.

Illustration 3: Change of Control

If an investor purchases 20,000 shares of Class A Preferred Stock for an aggregate investment of $20,000, and the Company undergoes a change of control six (6) years later, then the investor would be entitled to the sum of: (i) $20,000, (ii) $8,400, the aggregate PIK Dividend for the six (6) year period (calculated as 42% of the $20,000), and (iii) $85,200, the applicable Success Bonus rate of 300% of the par value per share plus accrued PIK Dividend (i.e. $20,000 + $8,400).

Therefore, the amount owed to the investor would be $113,600. The investor receives the original investment, plus $93,600.

Illustration 4: Redemption and Later Change of Control

If an investor purchases 20,000 shares of Class A Preferred Stock for an aggregate investment of $20,000, and the Company redeems the shares eighteen (18) months later, then at redemption the investor would be entitled to the sum of: (i) $20,000 and (ii) $2,100, the aggregate PIK Dividend for the 18-month period (calculated as 10.5% of the $20,000), or a total amount of $22,100.

Then eighteen (18) months after the redemption of the Class A Preferred Stock if the Company undergoes a change of control, the investor would also be entitled to $22,100 due to the Success Bonus rate of 100% of the par value per share plus accrued PIK Dividend (i.e. $20,000 + $2,100).

Therefore, the investor would receive $22,100 at redemption and eighteen (18) months later, $22,100 at the change of control.

Illustration 5: Resale and Later Change of Control

Investor A purchases 20,000 shares of Class A Preferred Stock for an aggregate investment of $20,000, and one (1) year later Investor A sells all 20,000 shares to Investor B for $25,000. Then, one (1) year after Investor B bought the Class A Preferred Stock, the Company undergoes a change of control. Investor B would be entitled to the sum of: (i) $20,000, (ii) $2,800, the aggregate PIK Dividend for the two (2) year period (calculated as 14% of the $20,000), and (iii) $22,800, the applicable Success Bonus rate of 100% of the par value per share plus accrued PIK Dividend (i.e. $20,000 + $2,800).

Therefore, in the event of a change of control, Investor B would receive $45,600. The fact that the second investor, Investor B, paid $25,000 (or any other amount) to the first investor for the 20,000 Shares does not affect the amount that Investor B is entitled to receive upon a change of control.

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Illustration 6: Change of Control Without Sufficient Consideration to Pay Off the Outstanding Shares

In the event that a change of control occurs and an investor’s principal and accumulated PIK Dividend have been paid in full, but the Success Bonus has not been paid in full, then the investor’s remaining amount due and payable would be converted to Common Stock based upon the relative amount owed to the investor, proportional to the amounts outstanding to the other holders of Class A Preferred Stock. For example, if $100 is owed to the investor, and other investors are owed $900, then the investor would receive 10% of the newly issued Common Stock and the other preferred shareholders would receive the other 90%. No other Common Stock, besides that which is conveyed to the preferred shareholders upon the change of control, would exist.

You should consult your tax advisor regarding the potential tax treatment of an investment in the Class A Preferred Stock. The Company is not providing tax advice to its investors regarding the tax treatment of investments in the Class A Preferred Stock, and the Company reserves the right to make decisions regarding the Company without regard to the tax effect to investors of the Company’s business decisions.

Benefits of the Structure of the Class A Preferred Stock

The structure of the Class A Preferred Stock is intended to address two (2) primary drawbacks to early-stage investing: 1) follow-on dilution and 2) uncertain, non-market valuations over time. The Class A Preferred Stock provides investors with an opportunity to receive the PIK Dividend and, as a result, there is no dilutive effect from later issuances of shares of Class A Preferred Stock. (See the section entitled “Dilution” for additional information.) Those same terms also enable investors to mitigate the impact of unforeseeable valuations of our Company. By providing a calculated return, in the event of a successful exit, that is designed to generally outperform returns generated by traditional venture capital-held portfolio companies, the shares of Class A Preferred Stock potentially offer an appropriate reward for the risks involved in investments of this type.

There are other potential benefits of the structure of the Class A Preferred Stock:

•	The Company anticipates initiating a change of control within the next six (6) years, which would be a shorter tie-up period than the average tie-up period for venture capital investments. We believe that the net proceeds of the Offering, if fully subscribed, will likely provide the Company with the capital necessary to receive regulatory approval and begin initial commercial sales. However, within six (6) years, the Company anticipates needing significant additional capital beyond that which is being raised in the Offering in order for the Company to achieve full-scale manufacturing and sales operations. As a result, the Company will, in all probability, need to pursue selling sufficient amounts of Common Stock, which could effect a change of control, within the next six (6) years.

•	An investment in our Class A Preferred Stock does not involve fees for management or performance, which are ordinarily charged by venture capital funds, and are historically, a two percent (2%) management fee per year and a twenty percent (20%) performance fee.

•	The Class A Preferred Stock is intended to provide capital-gains treatment of the returns on a successful exit (through the Success Bonus) and, for individual investors, the Class A Preferred Stock is intended to qualify as qualified small business stock under Section 1202 of the Internal Revenue Code of 1986, as amended (“IRC”). Currently, depending on the circumstances, Section 1202 of the IRC may provide an effective tax rate as low as zero percent (0%) for gain recognized from the sale or exchange of qualified small business stock (within the meaning of Section 1202(c) of the IRC) held for more than five (5) years, by permitting a taxpayer to exclude one hundred percent (100%) of such gain from gross income up to the greater of $10,000,000 (reduced by the aggregate amount of any such gain previously excluded by the taxpayer under Section 1202 of the IRC in prior taxable years) or 10 times the aggregate adjusted bases of qualified small business stock (with such basis being determined without regard to any additions to the basis following its original issuance) issued by the Company and disposed of by the taxpayer. The one hundred percent (100%) gain exclusion under Section 1202 of the IRC only applies to qualified small business stock acquired after September 27, 2010. You should consult your own tax adviser regarding the possible applicability of Section 1202 of the IRC to your current, and any future, situation. The Company is not providing and shall not provide tax advice to its investors, and the Company has reserved the right to make future business decisions without considering the possible tax effect to investors of the Company’s business decisions.

•	In the event that the Company is able to list the Class A Preferred Stock on an exchange, the Class A Preferred Stock would have increased liquidity.

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Structure of Potential Returns for an Investment in the Class A Preferred Stock

As with any early-stage investment, and particularly with an early-stage medical-device investment, an investment in the Company’s Class A Preferred Stock carries great risk. You should refer to the risk factors described throughout this Offering Circular to understand those known risks. There are unknown risks as well.

The Company believes that, in order to be fair to its investors, the potential returns for an investment in the Company’s Class A Preferred Stock should reflect the risk of the investment. In structuring the potential returns, the Company researched the available academic literature regarding comparable investments of this type (often called “early-stage,” or “development-stage,” or “venture-stage” companies). Based on a peer-reviewed article from 2005 in the Journal of Financial Economics, authored by John Cochrane, the Rose-Marie and Jack Anderson Senior Fellow at the Hoover Institution of Stanford University, entitled, “The risk and return of venture capital,” Professor Cochrane determined that the historical arithmetic returns on venture-capital firms’ investments in early-stage companies averaged 59% per year. The Company is unaware of any academic literature since 2005 which indicates that the average return for venture-capital investments has materially changed from Professor Cochrane’s 59% calculation.

Professor Cochrane’s 59% per year calculation is an average return per year for a large set of companies. The values of individual development-stage companies do not go in a straight line, however. As companies reach different milestones in their development, their economic value generally significantly increases at particular points in time. Mathematicians call this type of graph a step-function. Taking the lessons learned from Professor Cochrane, the Company structured the potential returns on an investment in Class A Preferred Stock utilizing the PIK Dividend and Success Bonus. The PIK Dividend causes a constant 7% rise in the potential return, and the Success Bonus creates a step-function that enables the potential returns that are structured to generally exceed the historical returns for early-stage investments described in Professor Cochrane’s research, in the event of a successful change of control.

It is important for you to understand that the actual return, IF ANY, that may be paid to investors in the Class A Preferred Stock is not known at this time and is dependent on the Company’s actual cash proceeds and/or cash or cash equivalents on hand at the time of any potential payment to the holders of the Class A Preferred Stock is triggered.

Risks and Possible Disadvantages of Owning Class A Preferred Stock

As with any equity investment, you may lose your entire investment in the Company. Return of your investment, or payment of any accrued PIK Dividend or Success Bonus, is contingent on the value of the assets of the Company, or the consideration received, at the time of a change of control of the Company. Owners of Class A Preferred Stock have no voting rights and have no management control over the Company. In the event of a successful change of control of the Company, the potential returns, if any, for holders of Class A Preferred Stock will be determined by the PIK Dividend and the Success Bonus, rather than the sale price of the Company. Please see the section entitled “Risk Factors” for further discussion about the risks of investing in our Offering.

Corporate Information

Our principal executive offices are located at 5701 Old Harding Pike, Suite 200, Nashville, Tennessee 37205. Our telephone number is (615) 352-9519. The address of our website is www.virtuososurgical.net. The inclusion of our website address in this Offering Circular does not include or incorporate by reference the information on our website into this Offering Circular.

Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in the JOBS Act. For as long as we are an emerging growth company, unlike public companies that are not emerging growth companies under the JOBS Act, we will not be required to:

•	provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);

•	provide more than two years of audited financial statements and related management’s discussion and analysis of financial condition and results of operations;

•	comply with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer;

•	provide certain disclosure regarding executive compensation required of larger public companies or hold shareholder advisory votes on the executive compensation required by the Dodd-Frank Wall Street Reform and Consumer Protection Act; or

•	obtain shareholder approval of any golden parachute payments not previously approved.

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We will cease to be an emerging growth company upon the earliest of the:

•	last day of the fiscal year in which we have $1.07 billion or more in annual revenues;

•	date on which we become a “large accelerated filer” (the fiscal year-end on which the total market value of our common equity securities held by non-affiliates is $700 million or more as of June 30);

•	date on which we issue more than $1.0 billion of non-convertible debt over a three-year period; or

•	last day of the fiscal year following the fifth anniversary of our initial public offering.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.

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OFFERING SUMMARY

Issuer	Virtuoso Surgical, Inc.

Securities Offered	Class A Preferred Stock

Shares of Class A Preferred Stock Offered by the Company	20,000,000 shares, with 21,305,000 shares outstanding assuming the maximum amount of shares are purchased in this Offering. To date, we have sold 4,582,500 shares of Class A Preferred Stock through this Offering and have 5,887,500 shares of Class A Preferred Stock outstanding.

Price per Share	$1.00

Use of Proceeds	We estimate that net proceeds from the sale of shares of our Class A Preferred Stock will be approximately $18,000,000, based upon the assumed initial public offering price of $1.00 per share, after deducting the Placement Agent commissions and estimated offering expenses payable by us.

We intend to use the net proceeds we receive from this Offering for new product development and general corporate purposes, including working capital, sales and marketing activities, research and development, general and administrative matters, and capital expenditures. We may also use a portion of the net proceeds for the acquisition of, or investment in, technologies, solutions, products, or businesses that complement our business, although we have no present commitments or agreements to enter into any such acquisitions or investments. See the section entitled “Use of Proceeds” for additional information.

Market and Trading Symbol	We may, at our discretion, and, depending upon market conditions, apply to list our Class A Preferred Stock on the OTCQB Venture Market operated by the OTC Markets Group Inc. In such case, we may list with the OTCQB Venture Market under the trading symbol “VSUR.”

Risk Factors	Investing in our Class A Preferred Stock involves a high degree of risk. You should read the “Risk Factors” section of this Offering Circular for a discussion of factors to consider carefully before deciding to invest in the Class A Preferred Stock.

Shares of our Class A Preferred Stock that will be outstanding after this Offering reflected above is based on 5,887,500 shares outstanding as of the date of this Offering Circular, which includes 4,582,500 shares sold to date pursuant to this Offering and 1,305,000 shares sold prior to this Offering. Unless otherwise indicated, this Offering Circular reflects and assumes the following:

•	no outstanding convertible promissory notes;

•	no exercise of warrants outstanding or issuable in connection with this Offering; and

•	no exercise by the Placement Agent of an option to purchase any shares of Class A Preferred Stock.

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RISK FACTORS

An investment in our Class A Preferred Stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this Offering Circular, before making an investment decision. If any of the following risks actually occurs, our business, financial condition, or results of operations could suffer. In that case, the trading price of our shares of Class A Preferred Stock could decline and you may lose all or part of your investment. See “Cautionary Note Regarding Forward Looking Statements” above for a discussion of forward-looking statements and the significance of such statements in the context of this Offering Circular.

Risks Related to Our Company

The Company is a development stage company and has a limited operating history, and its selected financial projections are based upon assumptions that inherently contain significant uncertainties. As a result, the Company’s business, cash flows, financial condition, liquidity, prospects, and results of operations may differ materially from the financial projections.

The selected financial projections included in this Offering Circular are based upon a number of assumptions and estimates that inherently are subject to significant business, economic, competitive, regulatory and operational uncertainties, contingencies and risks, many of which are beyond the Company’s control. Such assumptions may be incomplete or inaccurate, and unanticipated events and circumstances may occur that could have a material adverse impact on the Company’s ability to achieve the projections. The selected financial projections also assume the success of the Company’s business strategy. The success of this strategy is subject to various uncertainties and contingencies beyond the Company’s control, and no assurance can be given that the strategy will be successful or that the anticipated benefits from the strategy will be realized in the manner or during the periods reflected in the selected financial projections or at all. Any uncertainties or contingencies could cause the selected financial projections to differ materially from those included in this Offering Circular and could materially and adversely impact the Company’s business, cash flows, financial condition, liquidity, prospects, and results of operations.

We are in the early stage of product development and there can be no assurance that we will effectively and successfully develop products for commercialization.

The medical device we are developing has had only limited research and testing in the fields of use we are presently intending to explore and to commercialize.  We will have to continue to go through extensive research and testing to develop the initial product and any additional products and to determine or demonstrate the safety and effectiveness of their proposed use.  Our products and our proposed testing of those products will require various regulatory approvals and clearances.  Accordingly, the products we intend to pursue are not presently marketable in the fields of use for which we hope to develop them, and it is possible that some or all of them may never become legally and commercially marketable.  The development and testing of medical devices and related treatments and therapies is difficult, time-consuming and expensive, and the successful development of any products based on innovative technologies is subject to inherent uncertainties and risks of failure.  These risks include the possibilities that any or all of the proposed products or procedures may be found to be ineffective, or may otherwise fail to receive necessary regulatory clearances; that the proposed products or procedures may be uneconomical to produce and market or may never achieve broad market acceptance; that third parties may hold proprietary rights that preclude the Company from marketing its intended products or procedures; or that third parties may develop and market superior or equivalent products and procedures.  We are unable to predict whether our research and development or acquisition activities will result in any commercially viable products or procedures.  Furthermore, due to the extended testing and regulatory review process required before marketing clearances can be obtained, the time frames for commercialization of any products or procedures are long and uncertain.

We expect to continue to incur losses for the immediate future.

We have incurred losses since our inception.  We expect to continue to incur losses for the foreseeable future. The principal causes of our losses are likely to be personnel costs, working capital costs, research and development costs, intellectual property protection costs, brand development costs, marketing and promotion costs, and the lack of any significant revenue stream for the foreseeable future.  We may never achieve profitability.

The Company’s future profitability depends upon the success of its principal product lines.

Once commercialized, if the Company’s products are not successful or are unable to compete successfully with offerings of competitors, the Company’s business, cash flows, financial condition, liquidity, prospects, and results of operations will be materially and adversely impacted. Additionally, adverse rulings by regulatory authorities, particularly including, without limitation, decisions of the FDA, will significantly and adversely affect the Company’s sales of its products and, as a result, would materially and adversely impact the Company’s business, cash flows, financial condition, liquidity, prospects, and results of operations.

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If our products and procedures do not gain market acceptance among physicians, patients, and the medical community, we may be unable to generate significant revenues, if any.

Even if we obtain regulatory approval for our products, they may not gain market acceptance among physicians, healthcare payers, patients, and the medical community. In particular, the U.S. government agency Center for Medicare/Medicaid Service or other private reimbursement agencies may decline to reimburse physicians and health care facilities whose patients are on Medicare or Medicaid or private insurance for use of our product, significantly reducing our potential market. Market acceptance will depend on our ability to demonstrate the benefits of our approved products in terms of safety, efficacy, convenience, ease of administration, and cost effectiveness.  In addition, we believe market acceptance depends on the effectiveness of our marketing strategy, the pricing of our approved products, and the reimbursement policies of government and third party payers with respect to our products.  Physicians may not utilize our approved products for a variety of reasons and patients may determine for any reason that our product is not useful to them.  If any of our approved products fail to achieve market acceptance, our ability to generate revenues will be limited.

If the Company fails to compete successfully in the future against its existing and potential competitors, its sales and operating results may be negatively affected, and it may not achieve future growth.

The market for the Company’s products is potentially highly competitive and is dominated by a number of large companies. The Company’s business will initially be focused on a limited number of segments of the endoscopic surgery market, and, as a result, the Company may not be able to meet the prices offered by its competitors, or offer products similar to or more desirable than those offered by its competitors who compete in many and/or all segments of the surgical products market. Many of the Company’s potential competitors in the medical device market have:

•	greater financial and other resources;

•	more robust product portfolios covering a larger portion of the medical device market;

•	more widely accepted products;

•	greater technical capabilities;

•	superior ability to maintain new product flow;

•	patent portfolios that may present an obstacle to the Company’s conduct of business;

•	stronger name recognition; and

•	larger distribution networks.

We must effectively manage the growth of our operations, or our Company will suffer.

Our ability to successfully implement our business plan requires an effective planning and management process. If we grow our operations, especially in terms of the number of products we offer or the number of surgical fields we sell products to, we will need to hire additional employees and make significant capital investments. If we grow our operations, it will place a significant strain on our existing management and resources. If we grow, we will need to improve our financial and managerial controls and reporting systems and procedures, and we will need to expand, train, and manage our workforce. Any failure to manage any of the foregoing areas efficiently and effectively would cause our business to suffer.

If the Company is unable to continue to develop and market new products and technologies, it may experience a decrease in demand for its products or its products could become obsolete, and its business would suffer.

The Company intends to be continually and actively engaged in product development and improvement programs. The Company may experience difficulties competing with its competitors unless it can keep pace with existing and/or new technologies. Competitors’ new products and technologies may beat the Company’s products to market, may be more effective or less expensive than the Company’s products or render its products obsolete. If any of the foregoing were to occur, the Company’s business, cash flows, financial condition, liquidity, prospects, and results of operations could be materially and adversely affected.

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The Company’s business plan relies upon certain assumptions about the market for its products, which if incorrect, may adversely affect its profitability.

The Company believes that the endoscopic market continues to be underserved by its larger robotic competitors and that it can establish a strong, competitive position in those segments. The projected demand for the Company’s products could materially differ from actual demand if its assumptions regarding acceptance by the medical community of its products rather than its competitors’ technologies prove to be incorrect or do not materialize or if other treatments gain more widespread acceptance as a viable alternative to the Company’s offerings. If any of the foregoing were to occur, the Company’s business, cash flows, financial condition, liquidity, prospects, and results of operations could be materially and adversely affected.

We are heavily dependent on our senior management, and a loss of a member of our senior management team could cause our financial condition and results of our operations to be harmed.

If we lose the services of our key employees, we may not be able to find appropriate replacements on a timely basis, and our business could be adversely affected. Our existing operations and continued future development depend to a significant extent upon the performance and active participation of certain key employees. Although we may enter into employment agreements with key employees in the future, we cannot guarantee that we will be successful in retaining the services of these individuals. Additionally, we may incur additional expenses to recruit and retain new management or executive officers. If, despite our use of non-competition agreements with key employees, any of our management or executive officers joins a competitor or forms a competing company, we may lose some of our potential customers. Finally, we currently do not maintain “key person” life insurance on any of our key employees. If we were to lose any of these individuals, we may not be able to find appropriate replacements on a timely basis and our financial condition and results of operations could be materially adversely affected.

The Company may rely upon independent sales distributors and sales associates to market and sell its products.

The Company’s success may depend largely upon arrangements with independent sales distributors and sales associates and, in particular, their sales and service expertise and relationships with the customers in the marketplace. Independent sales distributors and sales associates may terminate their relationship with the Company or devote insufficient sales efforts to its products. The Company does not control these independent sales distributors and sales associates who may not be successful in implementing the Company’s sales and marketing plans. The Company’s failure to attract and retain skilled independent sales distributors and sales associates could have a materially adverse effect on the Company’s business, cash flows, financial condition, liquidity, prospects, and results of operations.

In addition, independent sales distributors and sales associates are frequently subject to restrictive contractual arrangements, such as non-compete agreements, with their prior employers which limit their ability to market and sell products for other medical device companies after having left the employ of their previous employer. When seeking to engage these independent sales distributors and sales associates, the Company must rely, at least in part, upon the distributors and associates to disclose to the Company, and to abide by, such agreements. Further, even if notified of such a restrictive contractual arrangement, the Company must seek to ensure that it does not require the distributor or associate to perform an act which causes a breach of the restrictive contractual arrangement. If the independent sales distributors and sales associates do not so disclose and abide by such agreements or if the Company inadvertently requires the distributor or associate to perform an act in violation of such a restrictive contractual arrangement, then the distributors, associates, and/or the Company could become subject to litigation commenced by the former employer which can be costly and time consuming and which could materially and adversely affect the Company’s business, cash flows, financial condition, liquidity, prospects, and results of operations.

If the Company loses one of its key vendors and suppliers, it may be unable to meet customer orders for products in a timely manner or within the Company’s budget.

The Company relies upon a limited number of vendors and suppliers for the materials and components used in, and the packaging of, its products, and the manufacture and packaging of the Company’s products can be exacting and complex. Vendors and suppliers of materials and components may not be able to supply or may decide, or be required, for reasons beyond the Company’s control to cease supplying materials and components to the Company. In addition, FDA regulations may require additional testing of any materials or components from new suppliers prior to the Company’s use of these materials or components and, in the case of a device with a Pre-Market Approval application (“PMA”), the Company may be required to obtain prior FDA permission, either of which could delay or prevent the Company’s access to or use of such materials or components. The Company’s business, cash flows, financial condition, liquidity, prospects, and results of operations could be materially and adversely impacted if the Company’s vendor or supply chain is unexpectedly terminated or interrupted, and the Company is unable to obtain an acceptable new source of supply in a timely fashion on economic terms that are beneficial to the Company.

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If third-party manufacturing facilities suffer disasters or other similar catastrophic events, the Company may be unable to manufacture its products for a substantial amount of time, and the Company’s sales could be disrupted.

The Company will rely upon a limited number of third-party facilities to manufacture its products. These manufacturing facilities and their equipment would be difficult to repair or replace and could require substantial lead-time to repair or replace. The facilities could be adversely affected by, among other catastrophic events, natural or man-made disasters. In the event that one or more of these facilities are affected by a disaster or other catastrophic event, the Company would be forced to rely upon third-party manufacturers.

The Company is subject to substantial government regulation that could have a material adverse effect on its business.

The production and marketing of the Company’s products and its ongoing research and development, preclinical testing and clinical trial activities are subject to extensive regulation and review by numerous governmental authorities both in the United States and abroad. In the United States, most of the medical devices that the Company develops must undergo rigorous preclinical and clinical testing and an extensive regulatory approval process administered by the FDA. In particular, in order for the Company to market its products for clinical use in the United States, it most likely must obtain clearance from the FDA through a Section 510(k) Premarket Notification, De Novo classification, or a PMA. Products distributed outside of the United States are subject to foreign government regulations, which vary by country. In Europe, in order for a medical device to be commercially distributed, it must bear a CE conformity marking, indicating that it conforms to the essential requirements of the applicable European medical device directive. United States and foreign regulations govern the testing, marketing, and registration of new medical devices, in addition to regulating manufacturing practices, reporting, labeling, and record keeping procedures. The regulatory process requires significant time, effort, and expenditures to bring the Company’s products to market, and no assurances can be made that any of the Company’s products will be approved. The Company’s failure to comply with applicable regulatory requirements could result in these government authorities:

•	imposing fines, penalties, and taxes on the Company;

•	preventing the Company from manufacturing or selling its products;

•	bringing civil or criminal charges against the Company;

•	delaying the introduction of the Company’s new products into the market;

•	recalling or seizing the Company’s products; and/or

•	withdrawing or denying approvals or clearances for the Company’s products.

Even if regulatory approval or clearance of a product is granted, such approval could result in limitations on uses for which the product may be labeled and promoted. Further, for a marketed product, its manufacturer and manufacturing facilities are subject to periodic review and inspection. Later discovery or problems with a product, manufacturer, or facility may result in restrictions on the product, manufacturer, or facility, including withdrawal of the product from the market or other enforcement actions. If any of the foregoing were to occur, the Company’s business, cash flows, financial condition, liquidity, prospects, and results of operations could be materially and adversely affected.

The Company operates in a heavily regulated sector, and failure to comply with such laws, rules, and regulations could have a materially adverse impact upon the Company’s business, cash flows, financial conditions, and results from operations.

The Company’s business is highly regulated, and the penalties for noncompliance are severe. The Company is required to comply with extensive, extremely complicated and overlapping government laws, rules, and regulations at the federal, state, and local levels. These laws, rules, and regulations govern every aspect of how the Company conducts its operations. The failure to comply with these laws, rules, and regulations can result in severe penalties, including, without limitation, criminal penalties and civil sanctions, any of which could have a materially adverse impact upon the Company’s business, cash flows, financial conditions, and results from operations.

Not only is the Company’s business heavily regulated, but the laws, rules, and regulations to which the Company is subject often change, with little or no notice, and are often interpreted and applied differently by various regulatory agencies with authority to enforce such requirements. Each change or conflicting interpretation may require the Company to make changes in its facility, equipment, personnel, or services, and may also require that standard operating policies and procedures be re-written and re-implemented. The cost of complying with such laws, rules, and regulations is a significant component of the Company’s overall expenses and negatively impacts the Company’s cash flows and results from operations. Further, this expense has grown in recent periods because of new regulatory requirements and the severity of the penalties associated with non-compliance. Management anticipates that compliance expenses will continue to grow in the foreseeable future as the healthcare industry has seen a number of ongoing investigations and proceedings. If the Company were to become subject to any such investigation or proceeding and if the outcome of such investigation or proceeding were unfavorable to the Company, the Company’s business, cash flows, financial conditions, and results from operations could be materially and adversely impacted.

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The Company is unable to predict with certainty the impact of the Healthcare Reform Law, which represents significant change to the healthcare industry, may adversely affect the Company, and may have a material adverse effect on the Company’s business, cash flows financial condition, and results of operations.

In both the United States and certain foreign jurisdictions, there have been and will continue to be a number of legislative and regulatory changes to the healthcare system that could impact the Company’s ability to sell its products profitably. In particular, in 2010, the Patient Protection Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, (collectively, the “Healthcare Reform Law”), was enacted. The Healthcare Reform Law substantially changes the way healthcare is financed by both government and private insurers and significantly affects the entire healthcare industry, including medical device companies. Many variables continue to impact the effect of the Healthcare Reform Law, including the law’s complexity, lack of complete implementing regulations and/or interpretive guidance, gradual and partially delayed implementation, court challenges, possible amendment, repeal or further implementation delays, uncertainty regarding the success of national healthcare exchanges enrolling uninsured individuals, possible reductions in funding by the U.S. Congress and future reductions in Medicare and Medicaid reimbursement, and how individuals and businesses will respond to the new choices and obligations under the law. Because of these many variables, the Company is unable to predict with certainty the net effect on its business. In addition, the Company is unable to predict with certainty how providers, payors, employers and other market participants will respond to the various reform provisions because many provisions will not be implemented for several years under the Healthcare Reform Law’s implementation schedule.

The Company’s business is subject to inspection by the FDA and international authorities, and the Company could face penalties if the Company is found to be non-compliant with the regulations of the FDA or international authorities.

As part of the Company’s pursuit of regulatory approval for the Company’s products, it is possible that the FDA and various other authorities will inspect the Company’s facilities from time to time to determine whether the Company is in compliance with regulations relating to medical device manufacturing, including regulations concerning design, manufacturing, testing, quality control, product labeling, distribution, promotion, and record keeping practices. A determination that the Company is in material violation of such regulations could lead to the imposition of civil penalties, including fines, product recalls, product seizures or, in extreme cases, criminal sanctions or a shutdown of our manufacturing facility. Furthermore, even if regulatory approvals to market a product are obtained from the FDA, such approvals may contain limitations on the indicated uses of the product. The FDA could also limit or prevent the manufacture or distribution of Company’s products and has the power to require the recall of products. FDA regulations depend heavily on administrative interpretation, and future interpretations made by the FDA or other regulatory bodies with possible retroactive effect may adversely affect the Company.

If the FDA or international authorities determine that the Company’s promotional materials or activities constitute promotion of its products for an unapproved use or other claim in violation of applicable law relating to the promotion of our products, it could demand that the Company cease the use of or modify its promotional materials and subject it to regulatory enforcement actions, including the issuance of a warning letter, injunction, civil fine, and criminal penalties. Competitors may also assert claims either directly or indirectly with the FDA concerning any alleged illegal or improper marketing promotional activity.

The Company must comply with complex statutes prohibiting fraud and abuse, and both the Company and physicians utilizing its products could be subject to significant penalties for noncompliance.

There are extensive federal and state laws and regulations prohibiting fraud and abuse in the healthcare industry that can result in significant criminal and civil penalties. These federal laws include: the Anti-Kickback Law which prohibits certain business practices and relationships, including the payment or receipt of remuneration for the referral of patients or the purchase, order, or recommendation of goods or services for which payment will be made by Medicare or other federal healthcare programs; the physician self-referral prohibition, commonly referred to as the Stark Law; the Anti-Inducement Law, which prohibits providers from offering anything to a Medicare or Medicaid beneficiary to induce that beneficiary to use items or services covered by either program; the Civil False Claims Act, which prohibits any person from knowingly presenting or causing to be presented false or fraudulent claims for payment by the federal government, including the Medicare and Medicaid programs; the Health Insurance Portability and Accountability Act of 1996, which creates federal criminal laws that prohibit executing a scheme to defraud any healthcare benefit program and which also imposes certain obligations on entities with respect to the privacy, security, and transmission of individually identifiable health information; the federal False Statements Statute, which prohibits knowingly and willfully falsifying, concealing, or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items, or services; and the Civil Monetary Penalties Law, which authorizes the Department of Health and Human Services to impose civil penalties administratively for fraudulent or abusive acts. The Company is also subject to state laws that are analogous to the above federal laws, such as state anti-kickback and false claims laws.

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Sanctions for violating these laws include criminal and civil penalties that range from punitive sanctions, damage assessments, money penalties, imprisonment, denial of Medicare and Medicaid payments, or exclusion from the Medicare and Medicaid programs, or both. As federal and state budget pressures continue, federal and state administrative agencies may also continue to escalate investigation and enforcement efforts to root out waste and to control fraud and abuse in governmental healthcare programs. Private enforcement of healthcare fraud has also increased, due in large part to amendments to the Civil False Claims Act in 1986 that were designed to encourage private persons to sue on behalf of the government. The Company’s ongoing efforts to comply with these laws may be costly, and a violation of any of these federal and state fraud and abuse laws and regulations could have a material adverse effect on our liquidity and financial condition. The risk of being found in violation of these laws is increased by the fact that many of them have not been definitively interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of subjective interpretations. In addition, these laws and their interpretations are subject to change. Any action against the Company for violation of these laws, even if the Company successfully defends against it, could cause it to incur significant legal expenses, divert management’s attention from the operation of the business and damage its reputation, and could have a material adverse effect on the Company’s ability to commercialize its products.

Clinical trials associated with future applications of the Company’s technology may involve lengthy and expensive processes with uncertain outcomes, and results of earlier studies and trials may not be predictive of future trial results.

In the future, as the Company explores additional applications and new technology, clinical trials may be required for regulatory approval. The Company cannot predict whether it will encounter problems with any future clinical trials, which would cause delay or suspensions of those clinical trials, or delay the analysis of data from those clinical trials. Failure can occur at any stage of testing, and the Company may experience numerous unforeseen events during such testing. Thus, the clinical trial process that could delay or prevent commercialization of the current, or a future, more advanced, version of products, including but not limited to: delays in obtaining regulatory approvals to commence a clinical trial; slower than anticipated patient recruitment and enrollment; negative or inconclusive results from clinical trials; unforeseen safety issues; an inability to monitor patients adequately during or after treatment; and problems with investigator or patient compliance with the trial protocols. The Company does not know whether any clinical trials it may conduct will produce favorable results. The failure of clinical trials to produce favorable results could have a material adverse effect on the Company’s business, financial condition, and results of operations.

If adequate levels of reimbursement from third-party payers are not obtained with respect to the Company’s product, specialists may be reluctant to use these products and the Company’s sales may decline.

In the United States, healthcare providers that will purchase the Company’s products generally rely upon third-party payers, principally federal Medicare, state Medicaid, and private health insurance plans, to pay for all or a portion of the cost of the products being marketed by the Company and the procedures to complete treatments using these products. The Company may not be able to sell its products on a profitable basis if third-party payers deny coverage for these products and procedures. The Company’s sales will depend largely upon government healthcare programs and private health insurers reimbursing patients’ medical expenses. Healthcare providers may not purchase these products if they do not receive satisfactory reimbursement from these third-party payers for the cost of the procedures using these products. Payers continue to review their coverage policies carefully for existing and new therapies and can, without notice, deny coverage for treatments that include the use of the Company’s products.

In addition, some healthcare providers in the United States have adopted or are considering a managed care system in which the providers contract to provide comprehensive healthcare for a fixed cost per person. Healthcare providers may attempt to control costs by authorizing fewer elective procedures, including those involving the Company’s products, or by requiring the use of the least expensive product or procedure available.

If any of the foregoing were to occur, the Company’s business, cash flows, financial condition, liquidity, prospects, and results of operations could be materially and adversely affected.

The Company will be subject to the risks inherent in operating in international markets.

The Company expects to introduce its products in foreign markets after obtaining regulatory approvals in those markets. The Company also expects to derive a significant portion of its ongoing revenues from sales in foreign markets. Accordingly, risks that the Company encounters in these foreign markets may have a materially adverse impact on its ability to meet its financial projections and achieve profitability. Sales and operations in international markets expose the Company, its representatives, agents, and distributors to risks inherent in operating in these foreign jurisdictions. These risks include:

•	the imposition of additional foreign governmental controls or regulations on the Company’s products;

•	new export license requirements;

•	political and/or economic instability in the Company’s target markets;

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•	a shortage of high-quality international salespeople and distributors;

•	changes in third-party reimbursement policies;

•	changes in tariffs and other trade restrictions;

•	work stoppages or strikes in the healthcare industry;

•	difficulties in managing international operations and sales; and

•	exposure to different legal standards.

The Company expects that the majority of its international sales will be generated in Europe. In Europe, healthcare regulation and reimbursement practices vary widely from country to country. This environment could adversely affect the Company’s ability to sell its products in some European markets.

If product liability lawsuits are brought against the Company, its business may be harmed.

The design, manufacture, and sale of surgical devices exposes the Company to a significant risk of product liability claims. In the future, the Company may be subject to product liability claims with respect to its products, some of which may have a negative impact on the Company’s business. The Company expects to obtain a significant amount of product liability insurance; however, no assurances can be made that the purchased coverage will be adequate to protect the Company from any liabilities it may incur. If a product liability claim or series of claims is brought against the Company for uninsured liabilities or in excess of its insurance coverage, the Company’s business, cash flows, financial condition, liquidity, prospects, and results of operations could be materially and adversely affected. In addition, as a result of a product liability claim, the Company’s senior management may have to expend considerable time in the defense of such a claim, and the Company may have to recall some of its products, which could result in significant costs.

Other potential losses may not be covered by insurance.

The Company expects to obtain comprehensive insurance coverage for general liability, property, business interruption, and other risks with respect to the business. These policies will offer coverage features and insured limits that the Company, in consultation with its insurance broker, believes are appropriate for the business. However, there are certain risks such as war, certain forms of terrorism such as nuclear, biological or chemical terrorism, acts of God such as floods and earthquakes, and some environmental hazards that may be deemed to fall completely outside the general coverage limits of the Company’s future policies or may be uninsurable or may be too expensive to justify insuring against. If the Company experiences any losses not covered by insurance or in excess of its coverage limits, the Company’s business, cash flows, financial condition, liquidity, prospects, and results of operations could be materially and adversely affected.

General economic conditions may negatively impact the Company’s results.

Moderate or severe economic downturns or adverse conditions may negatively affect the Company’s operations. These conditions may be widespread or isolated to one or more geographic regions. A tightening of the labor markets in one or more geographic regions may result in fewer and/or less qualified applicants for job openings with the Company or its key suppliers. Higher wages, related labor costs, and increasing cost trends in the insurance markets may also negatively impact the Company’s geographic markets and may have an adverse impact on the Company’s sales and revenues.

COVID-19 may impact our operations and ability to raise capital.

On January 30, 2020, the International Health Regulations Emergency Committee of the World Health Organization (WHO) declared the COVID-19 coronavirus outbreak a public health emergency of international concern and on March 10, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of the coronavirus include restrictions on travel, and quarantines in certain areas, and forced closures for certain types of public places and businesses. The COVID-19 coronavirus and actions taken to mitigate it have had and are expected to continue to have an adverse impact on the economies and financial markets, including the industries in which we operate and governmental agencies with whom we interact.

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The potential impact brought by and the duration of the COVID-19 outbreak is difficult to assess or predict, and the full impact of the virus on our development and future operations will depend on many factors beyond our control. From the Company’s perspective, COVID-19 has not yet materially harmed its engineering operations, but COVID-19 may have affected the timing and success of this Offering. Specifically, as a result of COVID-19, there were appreciable delays in establishing sales efforts through broker/dealer networks in connection with this Offering. In September 2020, the Company, through its Placement Agent, began to work with Deer Isle Group, LLC to market the securities through Deer Isle’s platform. The Company, through its Placement Agent, is also building out the broker-dealer network for other channels of sales and distribution of the securities under this Offering. In the event that the ongoing efforts to fill this Offering are not complete by December 31, 2021, the Company may decide to extend this Offering into 2022. Accordingly, while the Company does not believe that COVID-19 has materially impacted its business, the Company’s ability to raise money in connection with this Offering may be adversely affected by the pandemic.

There is no guarantee that our PPP loan will be forgiven in whole or in part.

The Company received a loan in accordance with the Paycheck Protection Program (“PPP”) section of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). Generally accepted accounting principles in the United States (“GAAP”) provides companies with several alternatives for reporting the loan and any future forgiveness: 1) proceeds can be treated as debt and future forgiveness recognized as income when the loan or any portion thereof is formally discharged; 2) proceeds can be treated as an income grant where they recognize a deferred income liability and derecognize the liability, and recognize income or reduce expenses, as they incur and recognize qualifying payroll and other operating costs that they estimate with reasonable assurance meet the conditions necessary for forgiveness; 3) proceeds can be treated as a conditional contribution where they recognize a refundable advance and derecognize the liability, and recognize income, as the conditions for forgiveness are substantially met or explicitly waived; or 4) proceeds can be recognized as a liability and derecognize the liability, and recognize income, as all conditions for forgiveness are met. The Company has elected to treat the PPP loan as a liability. While we believe that our use of the loan proceeds will meet the conditions for forgiveness of the loan, there is a risk that (i) the loan will not be forgiven, in whole or in part, (ii) we will take actions that could cause us to be ineligible for forgiveness of the loan, in whole or in part or (iii) we may be required to repay the loan, in whole or in part, upon event of default under the loan or upon a breach of applicable PPP regulations.

The Company’s business may suffer from natural disasters, terrorist activity, and war.

The Company’s financial and operating performance may be adversely affected by natural disasters, in locations where it owns and/or operates significant assets and properties and in geographic areas from which it draws a large number of customers. Similarly, wars (including the potential for war), terrorist activity (including threats of terrorist activity), political unrest, and other forms of civil strife and geopolitical uncertainty may cause the Company’s business, cash flows, financial condition, liquidity, prospects, and results of operations to differ materially from anticipated results.

Risks Related to Our Intellectual Property

If the Company’s future patents and other intellectual property rights do not adequately protect its products, the Company may lose market share to its competitors and be unable to operate its business profitability.

The Company expects to rely upon patents, trade secrets, copyrights, know-how, trademarks, license agreements, and contractual provisions to establish its intellectual property rights and protect its products. These legal means, however, afford only limited protection and may not adequately protect the Company’s intellectual property rights. In addition, no assurances can be made that patent applications applied for will be approved for issuance. The USPTO may deny or require significant narrowing of any claims in our patent applications, and patents issuing from these applications, if any, may not provide the Company with significant commercial protection of its products. The Company could incur substantial costs in proceedings before the USPTO, the conclusions of which could result in adverse decisions as to the priority of the Company’s inventions and the narrowing or invalidation of claims in issued patents. In addition, the laws of some of the countries in which the Company’s products may be sold may not protect its products and intellectual property to the same extent as U.S. laws, or at all. The Company may be unable to protect its rights in trade secrets and unpatented proprietary technologies in these countries.

Additionally, the Company expects to enter into licensing agreements with third parties that will be necessary to utilize certain technologies used in the design and manufacturing of future products. The inability of the Company to obtain these licenses on reasonable terms may prevent the Company from executing its business plan as anticipated and may, therefore, have a materially adverse effect on its ability to meet its financial projections or achieve profitability.

The Company also seeks to protect its trade secrets, know-how, and other unpatented proprietary knowledge, in part, with confidentiality agreements with its employees, independent distributors, and consultants. No assurances can be made, however that (i) these agreements will not be breached, (ii) the Company will have adequate remedies for any breach, and/or (iii) trade secrets, know-how, and other unpatented proprietary technologies will not otherwise become known to or independently developed by our competitors.

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If the Company loses any future intellectual property lawsuits, a court could require it to pay significant damages or prevent it from selling its products.

The medical device industry is litigious with respect to patents and other intellectual property rights. Companies in this industry have used intellectual property litigation to gain competitive advantages. In the future, the Company may become a party to lawsuits involving patents or other intellectual property. A legal proceeding, regardless of the outcome, could drain the Company’s financial resources and divert the time and effort of its management. If the Company lost one of these proceedings, a court, or a similar foreign governing body, could require the Company to pay significant damages to third parties, require it to seek licenses from third parties and pay ongoing royalties, require the Company to redesign its products or prevent it from manufacturing, using, or selling its products. In addition to being costly, protracted litigation to defend or prosecute the Company’s intellectual property rights could result in customers or potential customers deferring or limiting their purchase or use of the affected products until resolution of the litigation.

Risks Relating to our Class A Preferred Stock and this Offering

There has been no public market for our Class A Preferred Stock prior to this Offering, and an active market in which investors can resell their shares may not develop.

There is no established public trading market for the Class A Preferred Stock, and the Company does not expect that an established public trading market for the Class A Preferred Stock will develop in the future. Accordingly, investors who acquire the Class A Preferred Stock will have limited or no liquidity in their investment in the Class A Preferred Stock. Prospective investors therefore (i) may not be able to sell their Class A Preferred Stock as and when desired, or at all, or (ii) may be forced to sell them at a substantial discount from the purchase price. Additionally, there may be significant state law restrictions upon the ability of investors to resell the Class A Preferred Stock.

Prospective Investors could lose the entire value of their investment in the Class A Preferred Stock.

An investment in the Class A Preferred Stock involves a high degree of risk and should not be acquired by anyone who has an immediate need for liquidity from, and/or who cannot afford the loss of, their entire investment. There can be no assurance of, and the Company does not give any assurance with respect to, the economic viability of, or any benefits which may accrue with respect to, an investment in the Class A Preferred Stock. Moreover, the Company does not in any way represent, warrant and/or guarantee (i) an economic gain or profit with regard to participating in this Offering and/or (ii) the advisability of investing in the Class A Preferred Stock. You could lose the entire value of your investment in the Class A Preferred Stock.

The Class A Preferred Stock are subject to substantial restrictions upon transfer.

Any transfer of the Class A Preferred Stock is subject to certain legal restrictions, and you should be fully aware of and must appreciate the long-term nature of an investment in the Class A Preferred Stock. Shareholders may not transfer and/or resell their Class A Preferred Stock except (i) as permitted under the Securities Act and any applicable foreign and state securities laws pursuant to registration or exemption therefrom. Given these substantial restrictions upon transfer, the Class A Preferred Stock should not be acquired by shareholders who have an immediate need for liquidity from and/or who cannot afford the loss of their entire investment in the Class A Preferred Stock.

The purchase price of each share of Class A Preferred Stock is not connected to the value of the Company.

The Company’s issuance of Class A Preferred Stock is based on the Company’s required current expected expenses, which do not correlate to any value for, or of, the Company itself. For that reason, the Company has not sought a third-party valuation of the Class A Preferred Stock or of the book or fair market value of the Company.

Investors who acquire Class A Preferred Stock in this Offering will have no voting rights and will have limited control over the affairs, business, and operations of the Company.

The Board will have oversight and be responsible for the affairs, business, and operations of the Company. Except for certain material matters which require a majority vote of the holders of Common Stock, the Board will generally make all decisions of behalf of the Company. In respect of the foregoing, shareholders will not be able to control or influence the affairs, business, and operations of the Company.

The Company may invest or spend the net proceeds of this Offering in ways with which shareholders may not agree or in ways which may not yield a positive return.

The Company intends to use the net proceeds to fund new product development, including, without limitation, the payment of design, regulatory, and inventory expenses, and to finance ongoing working capital needs and Company activities. The officers of the Company will have broad discretion in the application of these proceeds, and shareholders (i) will not have the opportunity, as part of their investment decision, to assess whether such net proceeds are being used appropriately or most efficiently, and (ii) may disagree with the manner in which such proceeds are ultimately utilized.

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The Company will have need for additional funds.

The Company’s cash requirements will be significant. The Company anticipates, based on its present operating plan and assumptions, that the proceeds derived from the sale of Class A Preferred Stock will be sufficient to satisfy its cash requirements and maintain its operations for a period of up to 48 months. The Company may seek additional funds by issuing debt or equity to maintain its operations, and there can be no assurance that such funds would be available when needed or that they would be available on acceptable terms. The Company’s ability to operate is dependent upon sufficient capital. Accordingly, the Company anticipates that it will, at the appropriate time, increase its capital base, which increase may include the sale of additional securities, including additional Class A Preferred Stock.

Because our charter and bylaws, as each might be amended from time to time, as well as Tennessee law, may limit the liability of our officers and directors, shareholders may have no recourse for acts performed in good faith.

Under Tennessee law, as well as our charter and bylaws if amended, each of our officers and directors are not liable to us or the shareholders for any acts they perform in good faith, with the care an ordinary prudent person in a like position would exercise under similar circumstances, and in a manner the officer reasonably believes to be in the best interest of the Company.

Investing in Class A Preferred Stock may subject shareholders to foreign, federal, state, and/or local tax consequences.

An investment in the Class A Preferred Stock may have foreign, federal, state, and/or local tax consequences for shareholders. You should consult, and rely solely upon the advice of, your tax advisors as to the tax consequences, and the ownership and disposition of, the Class A Preferred Stock, including the applicability and consequences of any foreign, federal, state, and/or local tax laws as well as any pending and/or proposed legislation.

Because we do not have an audit, nominating and corporate governance committee, or compensation committee, shareholders will have to rely on our directors, none of whom is independent, to perform these functions.

We do not have an audit committee, nominating and corporate governance committee, or compensation committee, and none of our directors are independent. The Board performs these functions as a whole.  Thus, there is a potential conflict in that board members who are also part of management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

The preparation of our financial statements involves the use of estimates, judgments and assumptions, and our financial statements may be materially affected if such estimates, judgments, or assumptions prove to be inaccurate.

Financial statements prepared in accordance with GAAP typically require the use of estimates, judgments, and assumptions that affect the reported amounts. Often, different estimates, judgments, and assumptions could reasonably be used that would have a material effect on such financial statements, and changes in these estimates, judgments, and assumptions may occur from period to period over time. These estimates, judgments, and assumptions are inherently uncertain and, if our estimates were to prove to be wrong, we would face the risk that charges to income or other financial statement changes or adjustments would be required. Any such charges or changes could harm our business, including our financial condition, results of operations, and price of our securities.

If securities industry analysts do not publish research reports on us, or publish unfavorable reports on us, then the market price and market trading volume of our Class A Preferred Stock could be negatively affected.

Any trading market for our Class A Preferred Stock will be influenced in part by any research reports that securities industry analysts publish about us. We do not currently have and may never obtain research coverage by securities industry analysts. If no securities industry analysts commence coverage of us, the market price, and market trading volume of our Class A Preferred Stock could be negatively affected. In the event we are covered by analysts, and one or more of such analysts downgrade our securities, or otherwise reports on us unfavorably, or discontinues coverage or us, the market price and market trading volume of our Class A Preferred Stock could be negatively affected.

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USE OF PROCEEDS

Assuming the sale of all 20,000,000 shares of Class A Preferred Stock offered by us, the maximum gross proceeds to the Company from the sale of the shares of the Class A Preferred Stock in this Offering are $20,000,000. To date, we have sold 4,582,500 shares of Class A Preferred Stock pursuant to this Offering, and 15,417,500 shares of Class A Preferred Stock remain available in this Offering.

The estimated net proceeds from this Offering to the Company is expected to be approximately $18,000,000, after the payment of offering costs including printing, mailing, legal and accounting costs, filing fees, portal hosting fees, escrow fees, and Placement Agent commissions and expense reimbursements that may be incurred. The estimate of the budget for offering costs is an estimate only and the actual offering costs may differ from those expected by management. We intend to use the net proceeds from this Offering for new product development and general corporate purposes, including working capital, sales and marketing activities, research and development, general and administrative matters, and capital expenditures. We may also use a portion of the net proceeds for the acquisition of, or investment in, technologies, solutions, products, or businesses that complement our business, although we have no present commitments or agreements to enter into any such acquisitions or investments.

The Company currently anticipates that the net proceeds of the offering will allow the Company to complete the testing and validation of the Virtuoso device and system, as required for the FDA. The FDA has three (3) primary paths that device manufacturers may pursue in order to begin commercial sales in the United States. Those pathways are generally called the 510(k) pathway, the De Novo pathway, and the PMA pathway. The Company currently anticipates that the FDA will likely evaluate and approve the device and system under the De Novo pathway; however, the FDA possesses the statutory responsibility to permit interstate sales of safe and effective medical devices and the statutory authority to bar interstate sales of unsafe or ineffective medical devices. The Company bases its belief about the likely regulatory pathways that are available to the Company on the many robotic surgical devices that have previously received 510(k) clearance or De Novo classification as Class II devices. A Class II device is a device that represents “moderate” risks. In the event that the FDA requires PMA, the proceeds of the Offering will not be sufficient to complete the testing and validation necessary for regulatory approval.

The following table represents management’s best estimate of the uses of the net proceeds received from the sale of the shares of Class A Preferred Stock assuming the sale of, respectively, 100%, 75%, 50% and 25% of the shares of Class A Preferred Stock offered for sale in this Offering.

Offering
	100%	75%	50%	25%
Personnel	$500,000	$500,000	$500,000	$500,000
Engineering Materials, Supplies and Equipment	$4,000,000	$3,000,000	$2,000,000	$2,000,000
Engineering Consulting, Testing & Validation	$13,000,000	$9,500,000	$6,000,000	$1,500,000
Working Capital	$500,000	$500,000	$500,000	$500,000
TOTAL	$18,000,000	$13,500,000	$9,000,000	$4,500,000

As of the date of this Offering Circular, we cannot specify with certainty all of the particular uses for the net proceeds to us from the sale of Class A Preferred Stock. Accordingly, we will retain broad discretion over the use of these proceeds, if any.

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CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2020 on an actual basis and on an as adjusted to reflect the sale by the Company of the full offering amount of 20,000,000 shares of Class A Preferred Stock at a purchase price of $1.00 per share in this Offering.

	December 31, 2020	Post-Offering
	Actual (Audited)	As Adjusted (Unaudited)
Total Liabilities:	$287,641	$287,641

Stockholders’ Equity:
Common Stock, no par value per share 2,000,000 shares authorized 1,040,000 shares issued and outstanding (1)	$2,750,000	$2,750,000

Class A Preferred Stock, par value $1.00 per share, 50,000,000 shares authorized, 3,307,500 shares issued and outstanding as of December 31, 2020; aggregate liquidation preference of $3,567,888; 23,307,500 shares issued or outstanding, as adjusted (2);	$3,307,500	$23,307,500

Accumulated Deficit	$(3,045,220)	$(3,045,220)

Total Stockholders’ Equity	$3,012,280	$23,012,280

Total Liabilities and Stockholders’ Equity	$3,299,921	$23,299,921

(1)	Holders of greater than ten percent (10%) of the Common Stock of the Company are: Robert Webster, S. Duke Herrell, and Richard Hendrick.

(2)	The total number of shares of our Class A Preferred Stock outstanding assumes that the maximum number of shares of Class A Preferred Stock is sold by the Company.

DIVIDEND POLICY

The Company is authorized to issue up to 50,000,000 shares of Class A Preferred Stock, which carry the PIK Dividend of seven percent (7%), with no compounding of interest. The Company has no other authorized classes of preferred stock. See “Description of Capital Stock” for further information about the Class A Preferred Stock being sold in this Offering.

DILUTION

By providing a calculated PIK Dividend and Success Bonus, the Class A Preferred Stock is intended to provide protection against the risk of follow-on dilution and non-market valuations inherent to most early-stage investments. If you invest in our Class A Preferred Stock, there will be no dilutive effect unless there is a change of control where the Company cannot fully pay amounts owed to holders of Class A Preferred Stock in accordance with the Waterfall (discussed in the section entitled “Summary” at the beginning of this Offering Circular). Only at such point will the shares of Class A Preferred Stock be converted into shares of Common Stock and, therefore, as a holder of Common Stock, holders may experience the dilutive effect on ownership if in the future the Company issues shares of Common Stock or securities convertible into Common Stock.

Our Class A Preferred Stock holds no management or operational interest and is not convertible into Common Stock. At the time of this filing, our management owns approximately 80% of our outstanding shares of Common Stock, with the remaining 20% held as minority interest among our employees, certain advisors, and patent licensors. After this Offering, our management will continue to own approximately 80% of the equity interest of our Company. See “Description of Capital Stock” further information about Class A Preferred Stock being sold in this Offering.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our consolidated financial statements and the notes thereto appearing elsewhere in this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements,” and elsewhere in this Offering Circular. Please see the notes to our Financial Statements for information about our Significant Accounting Policies and Recent Accounting Pronouncements.

Results of Operations

The following descriptions summarize key components of our results of operations for the years ended December 31, 2020 and 2019, and is followed by a description for the year ended December 31, 2020. The period-to-period comparison of financial results is not necessarily indicative of financial results to be achieved in future periods.

Comparison of the Years Ended December 31, 2020 and 2019

	Year Ended December 31, 2020	Year Ended December 31, 2019
Revenues	$0	$0

Gross Profit	$0	$0

Operating Expenses	$2,509,472	$1,783,032

Research and development	$1,429,230	$1,184,105

General and administrative	$1,080,242	$598,927

Other Income	$477,863	$1,368,292

Government grants	$477,863	$1,367,359

Interest income	$-	$933

Interest expense	$-	$-

Net loss	$(2,031,609)	$(414,740)

The Company was founded in April 2016. We are an emerging growth company in process of conducting research and development activities and, as a result, we did not generate revenue during the years ended December 31, 2020 or 2019.

Research and development expenses for the years ended December 31, 2020 and 2019 were approximately $1,429,230 and $1,184,105 respectively. General and administrative expenses for years ended December 31, 2020 and 2019 were approximately $1,080,242 and $598,927, respectively. The increase was due to increased legal, patent, and capital raising expenses, which are not permitted expenditures under federal and state grants.

Operational and Financial Updates

In July 2019, the Company’s second prototype, which we call Bach, went live. Our engineering team continued to optimize and refine Bach for the remainder of the year. In December 2019, Bach entered the “feature freeze” stage, which means that, from the Company’s perspective, the features of the system that will be presented to the FDA in the Company’s primary application for regulatory approval have been established. The Company’s engineering team is currently focused on reliability and repeatability testing, which requires multiple models of Bach to be fabricated and tested. That engineering work is expected to be the primary focus of the engineering team in the near-term. Once that phase of development is over, the development process will require formal testing, verification, and validation of the system, for regulatory approval by the FDA. That process is expected to require significant additional capital.

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As noted in this Offering Circular, in June of 2020, the Company submitted its first application to the FDA, seeking Breakthrough Device Designation under the BDP. Receiving BDP status has the potential to accelerate the Company’s communications with the FDA prior to the Company’s primary filing. The FDA initially rejected the Company’s BDP application. After the Company requested supervisory review, the decision denying BDP status was upheld, with a suggestion that the Company limit its proposed application for BDP designation. Depending upon the pace of the Company’s testing, verification, and validation work, the Company currently expects to file its application for De Novo Classification in the second half of 2022, which would ultimately permit the Company to begin commercial sales in the United States upon the FDA’s expected eventual grant of the classification.

In August of 2020, the Company began formally appointing physicians and surgeons to the Company’s Medical Advisory Board, including leaders in the fields of minimally invasive urology, gynecology, and pulmonology. The members of the Medical Advisory Board are expected to assist the Company as it accelerates the process of clinical testing and feedback.

On September 3, 2020, and in light of the capital that has been raised to date, the Board approved a hiring plan that anticipates hiring at least four engineers. This is almost a 50% increase in staff full-time equivalents. The Company’s Board also approved an acceleration of spending on outside consultants, particularly Precision Systems, Inc., who will assist the Company with FDA compliance of the system’s software components.

Financially, in August 2019, the Company received a $1,400,000 SBIR grant from the National Heart, Lung, and Blood Institute (the “NHLBI”), one of the NIH, an agency of the United States Department of Health and Human Services (the “NHLBI Grant”). The NHLBI Grant is in addition to the prior $225,000 Phase I grant provided to the Company by the NHLBI, as well as the $1,400,000 Phase II grant provided to the Company by the National Institute of Biomedical Imaging and Bioengineering. The Company expects to pursue further federal grant funding in 2021.

During 2019, the Company took further steps to raise additional capital through the private markets. Beginning in October 2019, the Company began the process to conduct this $20,000,000 Regulation A, Tier 2 offering of the Company’s Class A Preferred Stock by filing a confidential draft Offering Statement on Form 1-A with the SEC. On February 26, 2020, the Company’s Offering Statement on Post Qualification Amendment No. 1 to Form 1-A was qualified by the SEC. During the 12-month period following qualification, the Company sold 4,582,500 shares of Class A Preferred Stock through this Offering.

On December 12, 2020, the Board approved seeking an extension of this Offering for an additional 12 months.  On March 18, 2021, consistent with the expectations disclosed to shareholders in the Company’s special financial report and semi-annual report filed during 2020, the Company filed Post-Qualification Amendment No. 2 with the SEC, seeking to extend this Offering as authorized by the Board and containing unaudited financial statements for the year ended 2020, which was greater disclosure than required by the applicable SEC rules at the time of the filing. The Company has not sold any Class A Preferred Stock in the Offering since February 26, 2021 and additional sales pursuant to the Regulation A+ Offering will not occur unless and until a post-qualification amendment extending the Regulation A+ Offering is qualified by the SEC.

In addition to the funds raised through this Offering, the Company raised approximately $2,500,00 in additional capital through a series of exempt private sales of its Common Stock, which equates to less than 10% of the Common Stock currently outstanding. With the funds on hand, plus government grants received to date, at the Company’s burn rate, the Company has sufficient funds to operate for the next 2 to 2 1/2 years. The Company expects that, during 2021, it will continue to raise capital through this Offering, as well as seek additional capital through government grants (including an NIH Phase IIb application), and through other private capital sales and possible strategic-minority or angel sales of Common Stock. The Company also entertains discussions with organizations regarding a possible sale of the Company; to date, none of those discussions has been more than preliminary.

Marketing and Development Consultants

In December 2019, the Company engaged the services of Fletcher Spaght, Inc., a Boston-based clinical/marketing consulting company with extensive experience in advising medical-device companies. The purpose of the engagement was to evaluate and, to the extent possible, quantify the likely potential demand for the Virtuoso device and system by surgeons and hospitals. We expect to engage Fletcher Spaght to continue its investigations into other surgical areas of operation until and after commercialization . Additionally, in the first quarter of 2020, the Company engaged a medical-device software-consulting firm to assist the Company in its development of FDA-compliant software for the Virtuoso device and system. That work is expected to continue through the primary FDA filing. The Company has continued to engage the work of other outside consulting firms, as necessary.

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Liquidity and Capital Resources

During 2020, we raised gross proceeds of $2,002,500 through this Offering, along with an additional $2,580,000 in 2021, prior to February 26, 2021. Also, in March 2020, the Company raised $2,500,000 through the sale of its Common Stock to a majority of its angel investors. The Company also filed for and ultimately received approximately $139,000 in PPP funds through a loan guaranteed by the U.S. government.

For the year ended December 31, 2020, the Company had a net loss of approximately $2,031,609 and net cash used in operating activities of approximately $1,668,891. As of December 31, 2020, the Company had cash and cash equivalents of approximately $1,266,883, unbilled grants of approximately $760,000, and an accumulated deficit of approximately $3,045,220.

As of February 26, 2021, the Company had net cash used in operating activities of approximately $580,000, short-term savings of approximately $4,300,000 and unbilled grants of approximately $760,000.

Summary of Cash Flows

The Company is reimbursed through draws from its federal and state grants for development activities and certain authorized indirect costs incurred. The cash flow timing needs and costs that are not eligible for reimbursement under grant provisions are met by private capital that has been raised through sales of Class A Preferred Stock.

While development activities, general and administrative expenses, and expenditures for property and equipment have increased, the grants received and the private capital raised have allowed for the accumulation of approximately $1,300,000 cash and cash equivalents at the end of 2020.

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Below are graphs of the Company’s spending patterns, in gross and by spending category and quarter, for 2017 through 2020:

Annual Expenses
3,000,000.00
2,500,000.00
2,000,000.00
1,500,000.00
1,000,000.00
500,000.00
0.00
$
2017
2018
2019
2020
Year

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Annual Expenses by Category
$
1,400,000.00
1,200,000.00
1,000,000.00
800,000.00
600,000.00
400,000.00
200,000.00
0.00
Personnel
Engineering
Consulting
F&A
2017 2018 2019 2020

The Company’s spending is increasing steadily over time. The most variable expenditure is consulting, as outside resources often remain advisable only on a project-by-project basis. Non-employee development expenses are also variable, depending on the build-state of the Company’s prototypes at any given point in time. (Note: The graph above excludes the impact of a one-time stock-based compensation grant and related taxes for certain employees of the Company. Also, in Q1 2019, the Company altered the classification of its part-time officers who were accounted for as an employee expense, converting those expenditures to a consulting expense.)

The Company believes that its cash and cash equivalents as of December 31, 2020, combined with remaining grant funds, periodic sales of Common Stock, and PPP funds, are sufficient to fund its operations for at least 24 months from the date of this Offering Circular. The Company expects to continue to incur additional losses in the foreseeable future as a result of the Company’s research and development activities.

Plan of Operations

As discussed in more detail in this Offering Circular, the Company has received grants from the SBIR, the State of Tennessee, and the STTR, which, along with approximately $1,305,000 in private capital raised were sufficient to fund the operations of the Company until February of 2020. The Company has since received additional capital of approximately $6,000,000 through a sale of Common Stock and through this Offering, sufficient to maintain the Company's current spending for approximately 24 months, depending on the actual spending rate. In the event this Offering is successful, the Company anticipates that it will utilize the proceeds in the manner described in the section entitled “Use of Proceeds” to accelerate its growth and development.

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Off-Balance Sheet Arrangements

We did not have, during the periods presented, and we do not currently have, any relationships with any organizations or financial partnerships, such as structured finance or special purpose entities, that would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Policies and Significant Judgments and Estimates

Our management’s discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the consolidated financial statements as well as the reported expenses during the reporting periods. The accounting estimates that require our most significant, difficult, and subjective judgments have an impact on revenue recognition, the determination of share-based compensation, and financial instruments. We evaluate our estimates and judgments on an ongoing basis. Actual results may differ materially from these estimates under different assumptions or conditions.

Our significant accounting policies are more fully described in Note 2 to our financial statements for the years ended December 31, 2020 and 2019 included elsewhere in this Offering Circular.

Impact of the COVID-19 Pandemic

In March 2020, COVID-19 became a national pandemic, and the Company altered operations to protect the safety of its workers. All workers were able to operate from home for a number of weeks, and the development of the Virtuoso System & Device continued apace. After several weeks, the Company decided that one engineer should be able to work on-site in order to maintain the development pace of the physical engineering efforts. Eventually, in June, the Company permitted other employees to return on-site as needed and where appropriate. The Company implemented rules for wearing masks and for socially distancing in the workplace. Employees are asked to continue working remotely as much as is feasible.

From the Company’s perspective, COVID-19 has not materially harmed its engineering operations, but COVID-19 may have affected the timing and success of this Offering. Specifically, as a result of COVID-19, there were appreciable delays in establishing sales efforts through broker/dealer networks in connection with this Offering. In September 2020, the Company, through its Placement Agent, began to work with Deer Isle Group, LLC to market the securities through Deer Isle’s platform. The Company, through its Placement Agent, is also building out the broker-dealer network for other channels of sales and distribution of the securities under this Offering. In the event that the ongoing efforts to fill this Offering are not complete by December 31, 2021, the Company may decide to extend this Offering into 2022.

BUSINESS

The Company was founded in April 2016 to commercialize patented technology that has been developed at Johns Hopkins University and Vanderbilt University. The technology involves the use of concentric tubes of a metal alloy, nitinol, to robotically control small surgical tools through standard 5 to 8-millimeter rigid endoscopes. Nitinol is an alloy of approximately fifty percent (50%) nickel and fifty percent (50%) titanium that has certain unique metallurgical properties. Nitinol is both super-elastic and, when processed through a heat-treatment process, possesses an effect called the Shape Memory Effect. The Company utilizes the super-elastic properties of nitinol for its product.

After its formation, the Company licensed rights to patents held by Johns Hopkins University and Vanderbilt University. The Company’s license with Johns Hopkins University is non-exclusive and it gives the Company freedom to operate the core technology of its product in the United States and certain countries around the world. The Company’s license with Vanderbilt University gives the Company exclusive rights to manufacture and sell a multiple-armed robotic system in the United States that is able to robotically control surgical instruments through rigid endoscopes using concentric tubes made of nitinol. See “Summary - Intellectual Property” for additional information. We believe that the patents held by Vanderbilt University for which we have an exclusive license will practically limit equivalent competing robotic endoscopic devices in the United States for the life of the patents. On its own behalf, the Company has patent applications pending in the USPTO, and the Company expects to file multiple future patent applications in the United States. Those patent applications may also eventually include applications under the international Patent Cooperation Treaty.

The Company’s product operates at the intersection of robotics and minimally invasive surgery. As reported in the New England Journal of Medicine in 2012, “Minimization of the invasiveness of surgical procedures is an advance that is arguably as significant as the discovery of anesthesia.” The principal market for the Company’s products is expected to be hospitals and surgery centers worldwide. The robotic surgery market worldwide was approximately $3.2 billion in 2014, and is expected to be approximately $20 billion in 2021, according to WinterGreen Research. The global market for endoscopy procedures is already approximately $37 billion according to Transparency Market Research. The Company hopes to combine the benefits of the rapidly growing use of robotics for surgery with the existing large market for minimally invasive endoscopic surgery. That surgical market is ready for the advantages of robotic improvement, particularly for its largest market segment (approximately $20,000,000 annually in global sales), rigid endoscopy. The Company is unaware of any other technology that would allow multiple robotically-controlled surgical tools through rigid endoscopes that possess the dexterity, precision, and power of the Virtuoso device.

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The Company’s device and system are currently in their development phase. Based on the proof-of-concept models that were developed at Vanderbilt University, the Company’s first prototype began operation in June 2018. That model, internally called “Amadeus,” was intended to test the operation of the nitinol tubes, controlling software, motor controls, and physician-input devices. The Company’s second prototype, Bach, began operation in July 2019. The second prototype is intended to test physician controls, test sterilization procedures, allow for human-factors testing, and validate operation and movement of the device, among other purposes.

From an engineering perspective, the Company is on the cusp of entering a new phase of the development process. The Bach prototype is fully operational. The Company’s engineering team is currently focused on reliability and repeatability testing, which requires multiple models of Bach to be fabricated and tested. That engineering work is expected to be the primary focus of the engineering team in the near-term. Once that phase of development is over, the development process will require formal testing, verification, and validation of the system, for regulatory approval by the FDA. That process is expected to require significant additional capital.

In June 2020, the Company submitted its first application to the FDA, seeking Breakthrough Device Designation under the BDP. Receiving BDP status has the potential to accelerate the Company’s communications with the FDA prior to the Company’s primary filing. The FDA initially rejected the Company’s BDP application. After the Company requested supervisory review, the decision denying BDP status was upheld, with a suggestion that the Company limit its proposed application for BDP designation. Depending upon the pace of the Company’s testing, verification, and validation work, the Company currently expects to file its application to a European Notified Body and its FDA application for De Novo Classification in the second half of 2022, which would ultimately permit the Company to begin commercial sales upon FDA’s expected eventual grant of the classification in 2023 or 2024, depending upon the authorities' response to the Company's regulatory filings.

To see a video of the Company’s current prototype in operation, please visit our website, www.virtuososurgical.net. Information contained on or accessible through our website is not a part of this Offering Circular and should not be relied upon in determining whether to make an investment decision.

The market segment that the Company expects to serve is “rigid surgical endoscopy.” Currently, that market is served by hand tools only, and there is not any known robotic technology to serve this market. A photograph of our system is below.

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The Company was originally capitalized with a $1,400,000 SBIR grant from the NIH. That grant was followed by additional NIH funding under a $225,000 STTR research grant, a $150,000 matching grant from the State of Tennessee, and a second $1,400,000 SBIR grant. The Company continues to seek funding from state and federal governments. The Company also raised approximately $1,300,000 in private capital through the issuance of Class A Preferred Stock in 2018 and, subsequently, an additional approximately $6,000,000 through a sale of the Class A Preferred Stock and through this Offering.

With capital raised from this Offering, the Company will be able to significantly increase its development spending. The Company began operations in September 2017 with four (4) full-time employees and currently has nine (9) full-time employees as of the date of this Offering Circular. We also now have two (2) part-time employees and we have, to date, utilized a number of outside independent contractors to assist in the development process.

Before being able to market its device and system in the United States, the Company must receive either clearance or approval from the FDA. The Company believes that the device is a Class II medical device, which should be approved for sale in the United States through the De Novo pathway. It has not yet been determined whether the system will require human trials, or a human pilot study. The Company intends to establish a rigorous post-market surveillance program, which should lessen or obviate the need for pre-market live-human trials. The post-market surveillance programs should also provide valuable ongoing surgical and business intelligence regarding use of the Company’s device by surgeons.

As discussed above, the Company intends to file an application to a European Notified Body, as well as seek regulatory approval in other regions of the world. It is the Company’s expectation that its testing and validation for clearance in the United States will form a basis for its regulatory applications in other parts of the world, although additional testing and validation may be necessary there as well.

Upon receiving its initial regulatory approval to sell its device and system, the Company intends to sell its products through internal sales personnel and, potentially, independent sales and marketing organizations. One of the purposes of the capital raised in this Offering is to begin to develop the necessary sales, marketing, and customer-support functions required to sell the Company’s products to hospitals and surgery centers. A key component of the sales and marketing functions will be compliance with federal and state regulations affecting the Company’s customers, particularly those that receive Medicare or Medicaid reimbursement.

The Company expects its device and system to eventually be used in scores of surgical applications throughout the body. Its first regulatory application will target urologic and gynecologic surgical procedures, due to the known benefits of robotically-controlled instruments for those areas of operation. Follow-on areas of application are expected to be: interventional pulmonology, neurologic surgery, ENT, and many other areas of application over time. The Company has not, to date, explored the full range of surgical areas for operation of the Virtuoso device and system. The proceeds of this Offering are expected to be used to explore areas of potential surgical use and, potentially, areas appropriate for improvements in surgical techniques based on this technology.

Facilities

We maintain our principal office in Nashville, Tennessee, under a one (1) year oral sublease, effective April 1, 2019, which was converted to an oral monthly sublease in April 2020. Our lease rights are secure for up to five (5) years, through 2024, under a written primary lease. (See the section below, “Certain Relationships and Related Party Transactions - Sublease Agreement.”) We believe that our facilities are adequate to meet our needs for the immediate future, and that, should it be needed, we will be able to secure additional space to accommodate the expected expansion of our operations.

Employees

As of April 30, 2021, we had nine (9) full-time employees and two (2) part-time employees. None of our employees is represented by a union or party to a collective bargaining agreement. We believe the relationship with our employees to be good.

Legal Proceedings

We are not subject to any material pending or any known, threatened material legal proceedings.

MANAGEMENT

The following table sets forth information regarding our directors and executive officers as of the date of this Offering Circular:

Name	Age	Position (held by each since April 2016)
Robert Webster	43	President, Chief Technology Officer, and Director
S. Duke Herrell	58	Chief Medical Officer and Director
Richard Hendrick	33	Chief Operating Officer and Chairman of the Board
C. Mark Pickrell	55	Chief Administrative Officer, General Counsel, Secretary, and Director

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Dr. Robert J. Webster, III, Ph.D., is the Company’s President and Chief Technology Officer. He has spent the past fifteen (15) years at Johns Hopkins University and Vanderbilt University, focused on the creation and validation of novel robotic surgical systems. Dr. Webster is the primary inventor of the core technology underlying the Virtuoso device and system. Dr. Webster received his Bachelor of Science from Clemson University, and he received his Ph.D. from Johns Hopkins University. He is currently the Richard A. Schroeder Professor of Mechanical Engineering at Vanderbilt University. Along with Dr. Herrell, he co-founded the Vanderbilt Institute for Surgery and Engineering. Dr. Webster has been awarded ten (10) patents, published over 200 peer-reviewed articles, and has been cited over 6,000 times for his work related to biomedical robotics and engineering. Dr. Webster is a consultant to the Company.

Dr. S. Duke Herrell, M.D., is the Company’s Chief Medical Officer. He is a practicing urologic surgeon at Vanderbilt University Medical Center and is internationally known as a pioneer in robotic surgery and minimally invasive surgical approaches. He is a Professor of Urology and a Professor of Biomedical Engineering at Vanderbilt University. Dr. Herrell received his Bachelor of Science from the University of Richmond, and he received his M.D. from the University of Virginia. He is a co-founder of the Vanderbilt Institute for Surgery and Engineering. Dr. Herrell is a named inventor in six (6) patents or pending applications, has published over 100 peer-reviewed articles, and his research has been recognized by the International World Congress of Endourology and Robotics. He is a former Vice Chair of the American Urologic Association, Clinical Guidelines Panel. Dr. Herrell is a consultant to the Company.

Dr. Richard Hendrick, Ph.D., is the Company’s Chief Operating Officer. He has designed, built, and tested the laboratory prototypes underlying the Virtuoso device during his Ph.D. studies at Vanderbilt University. He received his Bachelor of Science from Texas A&M University, and he received his Ph.D. from Vanderbilt University. Prior to his graduate work at Vanderbilt University, Dr. Hendrick worked at DJO Surgical, a medical-device company manufacturing orthopedic implants and instruments. As our Chief Operating Officer, Dr. Hendrick is responsible for overall management of the operations and business of the Company.

C. Mark Pickrell, Esq., is the Company’s Chief Administrative Officer, General Counsel, and Secretary. He provides legal, financial, and administrative support to the Company. He received his Bachelor of Arts from Harvard College, and he received his J.D. from the College of Law of the University of Tennessee. He has spent his 25-year legal career advising and representing companies, entrepreneurs, and investors on matters related to corporate formation and governance, contracting, intellectual property, securities, and regulatory compliance. Formerly, he was a partner at Waller, Lansden, Dortch & Davis, LLP in Nashville, Tennessee. As General Counsel and Chief Administrative Officer, Mr. Pickrell provides general legal advice to the management and Board of the Company and manages the administration of the day-to-day business operations of the Company, including its accounting and finance functions and its regulatory functions. He is paid as a .6 FTE, and his work on behalf of the Company averages over 40 hours per week.

Board Leadership Structure and Risk Oversight

The Board oversees the Company’s business, evaluating the risks associated with our business strategy and decisions. The Board implements its risk oversight function as a whole. The Board may determine to create committees, for audit, compensation, or other purposes, as the Company grows, but ultimate responsibility for the strategy and direction of the Company shall remain with the Board for the foreseeable future. Further, as our securities are not listed on a national securities exchange, we are not subject to requirements concerning independent directors or the establishment of any particular committees.

Term of Office

Under its bylaws, the Company’s four (4) original directors may serve in that capacity unless removed for cause. Up to three (3) additional directors may be elected by the holders of the Common Stock. To date, no additional directors have been added to the Board. The executive officers are appointed by the Board, subject to removal by the Board.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Involvement in Certain Legal Proceedings

None of our current directors or executive officers has, during the past ten (10) years:

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

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•	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•	been subject to any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending, or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•	been found by a court of competent jurisdiction in a civil action or by the SEC or the U.S. Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended, or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity, or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth below in our discussion below in “Certain Relationships and Related Transactions,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates, or associates, which are required to be disclosed pursuant to the rules and regulations of the SEC.

We are not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, we believe will have a material adverse effect on our business, financial condition, or operating results.

EXECUTIVE COMPENSATION

The following table presents summary information regarding the total compensation awarded to, earned by and paid to our executive officers for the year ended December 31, 2020.

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)	Total compensation ($)
Richard Hendrick	Chief Operating Officer	$116,132.52	$0	$116,132.52
C. Mark Pickrell	General Counsel and Chief Administrative Officer	$108,957.60	$0	$108,957.60
Robert Webster	President and Chief Technology Officer	$41,555.52	$0	$41,555.52
S. Duke Herrell	Chief Medical Officer	$28,050.00	$0	$28,050.00

Drs. Webster and Herrell, as employees of Vanderbilt University and Vanderbilt University Medical Center, respectively, are limited in the amount of consulting time that they can expend on outside endeavors. Dr. Hendrick is a full-time employee, and Mr. Pickrell is a part-time employee. Their compensation and benefits are established in their letters of employment. The Company’s bylaws also limit the payment of dividends, repurchase of stock, or payment of bonuses, while Class A Preferred Stock remains outstanding.

General. We compensate our named executive officers through a base salary, with health insurance for full-time employees and a Simplified Employee Pension (“SEP”) retirement plan equal to four percent (4%) of each employee’s annual salary. Each of our named executive officers has substantial responsibilities in connection with our day-to-day operations.

Base Salary. Under our bylaws, while any Class A Preferred Stock is outstanding, the Company’s employees and consultants are limited to the NIH limitations on income for grant recipients, which is approximately $181,000 annually.

Equity Awards. We do not have an equity incentive program. The equity granted to employees in relation to their employment is made pursuant to employment agreements with individual employees. Dr. Hendrick and Mr. Pickrell received equity established at the time of the Company’s founding as founders, unrelated to their future employment with the Company.

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Simplified Employee Pension Plan. The Company provides each employee employed at the end of the calendar year a SEP contribution of four percent (4%) of the employee’s annual salary.

Health and Welfare Benefits. Our full-time executive officers are eligible to participate in the same benefit plans designed for all of our full-time employees.

Agreements with Named Executive Officers

We have entered into employment agreements with Richard Hendrick and C. Mark Pickrell. Generally, their employment agreements (in the form of mutually-executed employment letters) provide a base salary, which was increased by the Board in 2018 and 2020 to reflect market rates, along with health insurance for full-time employees and four percent (4%) SEP contribution that mirror those benefits provided to all other employees.

Under the terms of his employment agreement, as orally amended, Richard Hendrick is a full-time employee of the Company and paid a salary of approximately $116,000 per year. In addition, he receives health insurance and an annual SEP contribution of four percent (4%) of his annual salary. In addition, Mr. Hendrick’s employment agreement contains a “Work for Hire” provision, which provides Company ownership of any intellectual property generated by Mr. Hendrick during the course of his employment, and it contains a one (1) year non-compete provision.

Under the terms of his employment agreement, as amended, Mark Pickrell is a part-time employee (.6 FTE) of the Company and paid a salary of approximately $109,000 per year. In addition, he receives an annual SEP contribution of four percent (4%) of his annual salary.

Director Compensation

Beginning January 2021, members of the Board are paid $5,000 per quarter for their duties as directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements for our directors and named executive officers, which are described in the sections entitled “Management” and “Executive Compensation,” below we describe transactions since April 27, 2016 to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed the lesser of $120,000 and one percent (1%) of the average of our total assets at year-end; and

•	any of our directors, director nominees, executive officers or holders of more than ten percent (10%) of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Sublease Agreement

On February 6, 2019, C. Mark Pickrell executed a five (5) year lease agreement for the Company’s office. On April 1, 2019, the Company and Mr. Pickrell entered into a one-year oral sublease agreement whereby the Company pays the lease at cost, $6,000 per month, and that sublease has been maintained on a monthly basis since April 1, 2020.

The Company is currently seeking additional space for engineering workspace, fabrication space, and shipping/receiving capability. The Company may partially or completely move its operations to new space, depending upon space availability.

2017 Loan Agreements

In 2016 and 2017, S. Duke Herrell, C. Mark Pickrell and the Company executed loan agreements whereby Messrs. Herrell and Pickrell loaned $40,000 and $30,000, respectively, to the Company at 4.5% annual interest. On or about June 13, 2018, the Company repaid the accrued interest on both loans as well as a partial repayment of $15,000 on the principal owed to Mr. Herrell, and all remaining outstanding principal owed to Messrs. Herrell and Pickrell were converted into 25,000 shares of Class A Preferred Stock, each.

Each of the members of the Board, or their family members, is an owner of Class A Preferred Stock, in addition to the Common Stock.

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PRINCIPAL STOCKHOLDERS

The following table sets forth the beneficial ownership of our Common Stock, which is our only voting securities, immediately prior to and immediately after the completion of this Offering by:

•	each shareholder known by us to beneficially own more than five percent (5%) of our outstanding Common Stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities. A securityholder is also deemed to be, as of any date, the beneficial owner of all securities that such securityholder has the right to acquire within 60 days after such date through (i) the exercise of any option or warrant, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account, or similar arrangement. Subject to applicable community property laws, we believe that each person identified in the table has sole voting and investment power over all of the shares of Common Stock shown opposite such person’s name.

The percentage of beneficial ownership before and after the completion of this Offering is based on 1,040,000 shares of our Common Stock outstanding as of December 31, 2020.

	Common Stock
	Before this Offering		After this Offering
Name and Address (1)	Number of Shares Beneficially Owned	Percentage Shares Beneficially Owned	Number of Shares Beneficially Owned	Percentage Shares Beneficially Owned
Robert Webster	240,000	24%	240,000	24%
S. Duke Herrell	240,000	24%	240,000	24%
Richard Hendrick	240,000	24%	240,000	24%
C. Mark Pickrell	80,000	8%	80,000	8%
Four (4) directors and executive officers as a group	800,000	80%	800,000	80%

(1) The address for each individual reflected above is 5701 Old Harding Pike, Suite 200, Nashville, Tennessee 37205.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the rights of our capital stock as provided in our charter and bylaws. For more detailed information, please see our charter and bylaws, which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part.

General

As of the date of this Offering Circular, our authorized capital stock consists of 2,000,000 shares of Common Stock, of which 1,040,000 shares are issued and outstanding, and 50,000,000 shares of Class A Preferred Stock, of which 5,887,500 are issued and outstanding.

Common Stock

The holders of the Common Stock are entitled to one vote for each share held at all meetings of shareholders (and written actions in lieu of meeting) and do not have cumulative voting rights. The holders of shares of Common Stock are not entitled to dividends while any Class A Preferred Stock remain outstanding. In the event of our liquidation or dissolution, the holders of Common Stock are entitled to receive proportionately all assets available for distribution to shareholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of Common Stock have no preemptive, subscription, redemption, or conversion rights. The rights, preferences, and privileges of holders of Common Stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock, including those that we may designate and issue in the future.

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The number of authorized shares of Common Stock may be increased or decreased subject to the Company’s legal commitments at any time and from time to time to issue them, by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote.

Class A Preferred Stock

Under the terms of our charter, the Board is authorized to issue shares of preferred stock in one or more series without shareholder approval. The Board may not establish any class of preferred shares that is senior to the Class A Preferred Stock.

Holders of Class A Preferred Stock have no voting, management, or beneficial rights, and are entitled to the PIK Dividend of seven percent (7%) per year, uncompounded.

Upon a change of control, an owner of Class A Preferred Stock will be entitled to a “Success Bonus” equal to: 100% of par value plus the PIK Dividend per share if the change of control occurs more than one (1) year and less than three (3) years after the shares of Class A Preferred Stock were purchased or otherwise received by the investor; 200% of par value plus the PIK Dividends per share if the change of control occurs more than three (3) years and less than five (5) years after the shares of Class A Preferred Stock were purchased or otherwise received by the investor; or 300% of par value plus the PIK Dividend per share if the change of control occurs more than five (5) years after the shares of Class A Preferred Stock were purchased or otherwise received by the investor.

A “change of control” occurs if the holders of the Common Stock of the Company as of April 25, 2018 (i.e., Robert Webster, S. Duke Herrell, Richard Hendrick, C. Mark Pickrell, Vanderbilt University, Johns Hopkins University, Neal Dillon, Scott Webster, and Evan Blum), or their successors by operation of law, own less than a majority of the shares of Common Stock the Company, or any one of them shall own a majority of the shares of Common Stock of the Company. The Board must approve of any shareholder action constituting a change of control.

In the event of a change of control, shares of Class A Preferred Stock are due and payable at par value, plus any accrued PIK Dividends, plus any applicable Success Bonus. In the event that the consideration paid to the Company upon a change of control is not sufficient to pay in full amounts due to the outstanding Class A Preferred Stock, the consideration received shall be used to pay in order of priority, pari passu, the par value for the shares of Class A Preferred Stock, accrued PIK Dividend, and any applicable Success Bonus.

If, after a change of control and payment in accordance with the foregoing Waterfall (discussed above and defined in the section entitled “Summary” at the beginning of this Offering Circular) (including any applicable Success Bonuses), the shares of Class A Preferred Stock are not paid in full, then the existing shares of Common Stock shall be extinguished, the shares of Class A Preferred Stock shall be converted into Common Stock, based on the shareholders’ relative unpaid balances, and the holders of the Class A Preferred Stock will become holders of 100% of the Common Stock. The ownership of Common Stock would be based proportionally upon the dollar amount that is owed to each such holder of the Class A Preferred Stock. For that reason, in such an event, there is no conversion rate for the Class A Preferred Stock other than their relative amounts outstanding.

Until the shares of Class A Preferred Stock are paid in full, including any applicable Success Bonuses, the Company shall not pay any dividend to holders of Common Stock (except for permissible dividends in the event of a successful offering conducted pursuant to Regulation A), purchase any Common Stock, or pay any employee bonuses (except for de minimis cash bonuses for non-management employees).

Until the shares of Class A Preferred Stock are paid in full, the salary and wage limits established by the NIH for grant recipients shall apply to the Company’s employees and consultants.

The shares of Class A Preferred Stock are redeemable at any time, at the discretion of the Board , provided that a redemption must include all of a shareholder’s shares of Class A Preferred Stock at par value, plus any accrued PIK Dividends. If a change of control occurs within two (2) years of a redemption, the former shareholder will be entitled to receipt of a Success Bonus equal to the Success Bonus that would have been paid as of the redemption date.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A Preferred Stock is Computershare Trust Co., N.A.

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Listing and Trading

We may, at our discretion, and, depending upon market conditions, apply to list our Class A Preferred Stock on the OTCQB Venture Market operated by the OTC Markets Group Inc. In such event, we may list our Class A Preferred Stock on the OTCQB Venture Market under the symbol “VSUR.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this Offering, there has been no established public market for our Class A Preferred Stock. Although we may apply to list our Class A Preferred Stock on the OTCQB Venture Market, we cannot assure you that this listing will occur or that a significant public market for our Class A Preferred Stock will develop or be sustained. Actual or anticipated issuances or sales of substantial amounts of our Class A Preferred Stock following this Offering could cause the market price of our Class A Preferred Stock to decline significantly and make it more difficult for us to sell equity or equity-related securities in the future at a time and on terms that we deem appropriate.

If we successfully sell the maximum amount of Class A Preferred Stock offered in this Offering, we will have 21,305,000 shares of Class A Preferred Stock issued and outstanding. Of the outstanding Class A Preferred Stock, all of the shares of Class A Preferred Stock sold in this Offering will be freely tradable, except for limitations under state securities laws (as discussed below) and that any Class A Preferred Stock held by our affiliates, as that term is defined in Rule 144 under the Securities Act, may only be sold in compliance with the limitations described below. Shares of Class A Preferred Stock acquired other than through this Offering will be “restricted securities” as such term is defined in Rule 144. These restricted securities were issued and sold by us, or will be issued and sold by us, in private transactions and are eligible for public sale only if registered under the Securities Act or if they qualify for an exemption from registration under the Securities Act, including the exemptions provided by Rule 144 or Rule 701.

Lock-up Agreements

We have not entered into lock-up agreements with any of our executive officers, directors or significant shareholders.

Rule 144

All shares of our Class A Preferred Stock held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, generally may be sold in the public market only in compliance with Rule 144. Rule 144 defines an affiliate as any person who directly or indirectly controls, or is controlled by, or is under common control with, the issuer, which generally includes our directors, executive officers and certain other related persons.

Rule 701

Rule 701 generally allows a shareholders who purchased shares of our Class A Preferred Stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of ours during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of ours to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144.

Blue Sky Law Considerations

The holders of our shares of Class A Preferred Stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we list our Class A Preferred Stock on the OTCQB Venture Market, investors should consider any secondary market for our securities to be a limited one. We currently do not intend, and may be unable, to qualify our shares for resale by you in states that require securities or the transactions in which they are resold to meet certain criteria or filing requirements before they can be resold by our shareholders.

PLAN OF DISTRIBUTION

This Offering Circular relates to the offering of up to 20,000,000 shares of Class A Preferred Stock, which commenced following the qualification of an Offering Statement on Post-Qualification Amendment No. 1 to Form 1-A on February 26, 2020. This Offering was originally scheduled to terminate twelve (12) months following qualification; however, on December 12, 2020, the Board approved an action to seek an extension of the Offering for an additional twelve (12) months. Through February 26, 2021, the Company sold 4,582,500 shares of Class A Preferred Stock pursuant to this Offering. The Company has not sold any shares of Class A Preferred Stock since February 26, 2021, and 15,417,500 shares of Class A Preferred Stock remain available for sale in this Offering.

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Placement Agent Agreement

We have entered into a placement agent agreement with our Placement Agent, a broker registered with the Financial Industry Regulatory Authority (“FINRA”), to obtain its services as the exclusive placement agent for our Offering.

Offering Expenses

We are responsible for all fees and expenses incurred in relation to our Offering, including: (i) fees for legal counsel, accountants, and other professionals we engage; (ii) fees and expenses incurred in the production of our Offering documents; (iii) all filing fees, including those charged by the SEC and FINRA; and (iv) costs of making our Offering available online.

Placement Agent Compensation

We have agreed to pay the Placement Agent a commission equal to one percent (1%) of the total amount invested by investors in the Offering. We also have agreed to pay the Placement Agent and/or other broker-dealers who introduce purchasers of Class A Preferred Stock a commission equal to seven percent (7%) of the total number of shares sold through them in the Offering (priced at $1.00/share).

Indemnification

We have agreed to indemnify the Placement Agent and its affiliates against liabilities relating to this Offering that arise under federal and state securities laws, including the Securities Act.

Our Relationship with the Placement Agent

In the ordinary course of its various business activities, the Placement Agent and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The Placement Agent and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Procedures for Subscribing

We will use our website, www.virtuososurgical.net, to provide notification of this Offering. Prospective investors who would like information about purchasing will be further directed to a webpage describing this Offering, which will be hosted by Capital2Market LLC (“Capital2Market”).

This Offering Circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on our website and Capital2Market’s webpage relating to this Offering.

In order to subscribe to purchase shares of our Class A Preferred Stock, a prospective investor must complete a subscription agreement and send payment by check, wire transfer, or ACH. The subscription agreement requires investors to answer certain questions to determine compliance with the investment limitation set forth in the securities laws, reaffirms that the securities will not be listed on a registered national securities exchange upon qualification, and that the aggregate purchase price to be paid by the investor for the securities cannot exceed ten percent (10%) of the greater of the investor’s annual income or net worth. In the case of an investor who is not a natural person, revenues, or net assets for the investor’s most recently completed fiscal year are used instead. The investment limitation does not apply to accredited investors, as that term is defined in Rule 501 under the Securities Act. See “-Limitations on Your Investment Amount” below for additional information.

Escrow of Funds

We have entered into an escrow agreement with Atlantic Capital Bank, National Association (“Atlantic Bank”) pursuant to which Atlantic Bank will act as the escrow agent (the “Escrow Agent”) in connection with this Offering.

All monies collected from prospective purchasers of our Class A Preferred Stock will be held in a separate non-interest bearing escrow account at the Escrow Agent (the “Escrow Account”) for the benefit of the investors in accordance with Rules 10b-9 and 15c2-4 promulgated under the Exchange Act. Capital2Market will instruct purchasers to transfer funds either directly to the Escrow Agent by wire transfer or by check payable to “Virtuoso Surgical, Atlantic Bank, as Escrow Agent.”

Substantially simultaneously with each deposit to the Escrow Account, the Placement Agent will provide the Escrow Agent with the subscription information for applicable prospective purchasers. The Escrow Agent will not be required to accept for credit into the Escrow Account or for deposit into the Escrow Account subscription funds that are not accompanied by the appropriate subscription information. Wire transfers representing payments by prospective purchasers will not be deemed deposited in the Escrow Account until the Escrow Agent has received in writing the subscription information required with respect to such payments.

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We have agreed to pay fees to the Escrow Agent pursuant to an escrow agreement and fees to Capital2Market pursuant to a licensing agreement. In addition to a one-time licensing fee of $10,000 and initial customer service fee of $2,500, we will pay a monthly fee for the escrow services and use of Capital2Market’s online platform.

Pricing of this Offering

Prior to this Offering, shares of our Class A Preferred Stock have not been traded on an established public trading market, and, therefore, quotations for them are not available. The offering price was determined by negotiation between us and the Placement Agent. The principal factors considered in determining the offering price include:

•	the information set forth in this Offering Circular and otherwise available to the Placement Agent;

•	our history and prospects and the history of and prospects for the industry in which we compete;

•	our past and present financial performance;

•	our prospects for future earnings and the present state of our development;

•	the general condition of the securities markets at the time of this Offering;

•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•	other factors deemed relevant by the Placement Agent and us.

Although we may attempt to list our Class A Preferred Stock on the OTCQB Venture Market, we cannot assure you that a liquid trading market for our Class A Preferred Stock will develop or be sustained after this Offering. You may not be able to sell your shares quickly or at all, or at the market price if trading in our Class A Preferred Stock does not commence or is not active.

Limitations on Your Investment Amount

With regard to individuals who are not accredited investors, we are permitted to sell you any Class A Preferred Stock in this Offering if the aggregate purchase price you pay is not more than ten percent (10%) of the greater of your annual income or net worth.

Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Because this is a Tier 2, Regulation A offering, most investors must comply with the ten percent (10%) limitation on investment in this Offering. The only type of investor in this Offering exempt from this limitation is an “accredited investor” as defined under Rule 501 of Regulation D under the Securities Act (an “Accredited Investor”).

If you meet one of the following tests, you should qualify as an Accredited Investor:

(i)	You are a natural person who has had individual income in excess of $200,000 in each of the two (2) most recent years, or joint income with your spouse or spousal equivalent in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii)	You are a natural person and your individual net worth, or joint net worth with your spouse or spousal equivalent, exceeds $1,000,000 at the time you purchase Class A Preferred Stock;

(iii)	You are an executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer;

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(iv)	You are an organization described in Section 501(c)(3) of the IRC, or the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the Class A Preferred Stock in this Offering, with total assets in excess of $5,000,000;

(v)	You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an investment adviser registered pursuant to Section 203 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”) or registered pursuant to the laws of any state, an investment adviser relying on an exemption from registration with the SEC under Section 203(l) and (m) of the Advisers Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940, or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Advisers Act;

(vi)	You are an entity (including an Individual Retirement Account trust) in which each equity owner is an Accredited Investor;

(vii)	You are a trust with total assets in excess of $5,000,000, your purchase of Class A Preferred Stock is directed by a person who either alone or with his or her purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the shares of Class A Preferred Stock in this Offering; or

(viii)	You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000.

The above tests are not an exhaustive definition of Accredited Investor. Please refer to Rule 501 of Regulation D under the Securities Act for a comprehensive definition of Accredited Investor.

Offering Period and Termination Date

This Offering will terminate at the earlier of: (1) the date upon which the maximum amount of offered Class A Preferred Stock has been sold, (2) the date which is twelve (12) months after the qualification of this Post-Qualification Amendment No. 3 on Form 1-A, or (3) the date on which this Offering is earlier terminated by us in our sole discretion.

LEGAL MATTERS

Certain legal matters with respect to the shares of Class A Preferred Stock offered hereby will be passed upon by Waller Lansden Dortch & Davis, LLP, Nashville, Tennessee.

EXPERTS

The financial statements of the Company appearing elsewhere in this Offering Circular with respect to the twelve (12) months ended December 31, 2020 and 2019 have been included herein in reliance upon the report of Blankenship CPA Group, PLLC, an independent public accounting firm, appearing elsewhere herein, and upon the authority of that firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Regulation A Offering Statement on Form 1-A under the Securities Act with respect to the shares of Class A Preferred Stock offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and our offering of Class A Preferred Stock, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. Upon the completion of this Offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

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PART F/S

INDEX TO FINANCIAL STATEMENTS

Audited Financial Statements for the Years Ended December 31, 2020 and 2019

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Independent Auditor’s Report

Board of Directors

Virtuoso Surgical, Inc.

Report on the Financial Statements

We have audited the accompanying financial statements of Virtuoso Surgical, Inc. (the Company), which comprise the balance sheets as of December 31, 2020 and 2019, the related statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Virtuoso Surgical, Inc. as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Blankenship CPA Group, PLLC

Brentwood, Tennessee

April 30, 2021

Brentwood · Dickson · Goodlettsville · Mt. Juliet · Nashville | TN	www.bcpas.com

Virtuoso Surgical, Inc.

Balance Sheets

December 31, 2020 and 2019

	2020	2019
Assets
Cash and cash equivalents	$1,266,883	$204,832
Investments	1,250,000	-
Prepayments	29,103	-
Deferred offering costs	5,333	94,167
Total current assets	2,551,319	298,999
Property and equipment, net	748,602	257,332

Total assets	$3,299,921	$556,331

Liabilities
Accounts payable	$104,268	$49,533
Accrued liabilities	43,701	294

Total current liabilities	147,969	49,827

SBA PPP loan	139,672	-

Total liabilities	287,641	49,827

Stockholders’ Equity
Convertible Class A preferred stock, $1 par value, 50,000,000 shares authorized, 3,307,500 and 1,305,000 shares issued and outstanding on December 31, 2020 and December 31, 2019, respectively, aggregate liquidation preference of $3,567,888 and $1,419,204 on December 31, 2020 and December 31, 2019, respectively	3,307,500	1,305,000
Common stock, no par value, 2,000,000 shares authorized, 1,040,000 and 985,000 shares issued and outstanding on December 31, 2020 and December 31, 2019, respectively, 5,000 shares reserved for stock-based awards	2,750,000	-
Accumulated deficit	(3,045,220)	(798,496)

Total stockholders’ equity	3,012,280	506,504

Total liabilities and stockholders’ equity	$3,299,921	$556,331

See notes to financial statements.

Virtuoso Surgical, Inc.

Statements of Operations

For the years ended December 31, 2020 and 2019

	2020	2019
Operating Expenses
Research and development	$1,429,230	$1,184,105
General and administrative	1,080,242	598,927

Total operating expenses	2,509,472	1,783,032
Other income
Government grants	477,863	1,367,359
Interest income	-	933

Total other income	477,863	1,368,292

Net loss	$(2,031,609)	$(414,740)

See notes to financial statements.

Virtuoso Surgical, Inc.

Statement of Stockholders’ Equity

For the years ended December 31, 2020 and 2019

	Preferred stock		Common Stock		Accumulated
	Class A shares	Amount	Shares	Amount	Deficit	Total
Balance on January 1, 2019	1,075,000	$1,075,000	985,000	$-	$(383,756)	$691,244
Issuance of Class A shares	230,000	230,000	-	-	-	230,000
Net loss	-	-	-	-	(414,740)	(414,740)
Balance on December 31, 2019	1,305,000	1,305,000	985,000	-	(798,496)	506,504
Issuance of Class A shares	2,002,500	2,002,500	-	-	-	2,002,500
Issuance of common shares	-	-	50,000	2,500,000	-	2,500,000
Stock-based compensation awards	-	-	5,000	250,000	-	250,000
Stock issuance costs	-	-	-	-	(215,115)	(215,115)
Net loss	-	-	-	-	(2,031,609)	(2,031,609)
Balance on December 31, 2020	3,307,500	$3,307,500	1,040,000	$2,750,000	$(3,045,220)	$3,012,280

See notes to financial statements.

Virtuoso Surgical, Inc.

Statements of Cash Flows

For the years ended December 31, 2020 and 2019

	2020	2019
Cash flows from operating activities
Net loss	$(2,031,609)	$(414,740)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	43,679	30,723
Stock-based compensation awards	250,000	-
Increase in prepayments	(29,103)	-
Decrease in grants receivable	-	21,039
Increase (decrease) in accounts payable	54,735	(39,285)
Increase (decrease) in accrued liabilities	43,407	(25,371)

Net cash used in operating activities	(1,668,891)	(427,634)

Cash flows from investing activities
Purchases of property and equipment	(534,949)	(106,115)
Purchases of investments	(1,250,000)	-

Net cash used in investing activities	(1,784,949)	(106,115)

Cash flows from financing activities
Proceeds from SBA PPP loan	139,672	-
Proceeds from sale of common stock	2,500,000	-
Payments for stock issuance costs	(126,281)	(94,167)
Proceeds from sale of convertible preferred stock	2,002,500	230,000

Net cash provided by financing activities	4,515,891	135,833

Net increase (decrease) in cash and cash equivalents	1,062,051	(397,916)

Cash and cash equivalents at beginning of year	204,832	602,748

Cash and cash equivalents at end of year	$1,266,883	$204,832

See notes to financial statements.

Virtuoso Surgical, Inc.

Notes to Financial Statements

For the years ended December 31, 2020 and 2019

Note 1: Organization and Nature of Operations

Nature of Business

Virtuoso Surgical, Inc. (the Company) was incorporated in April 2016, as a Tennessee corporation, with operations based in Nashville, Tennessee. The Company was formed to design, develop, and market medical devices to transform minimally invasive surgery by providing dexterous, accurate and cost-effective robotic tools. Since incorporation, the Company has devoted substantially all efforts to research and development, business planning, recruiting management and technical staff, acquiring operating assets, and raising capital. The Company has not commenced its planned principal operations.

Liquidity and Capital Resources

The Company is subject to several similar risks to other medical device companies, including, but not limited to, raising additional capital, development by its competitors of new technological innovations, safety, and efficacy of the product in clinical trials, the regulatory approval process governing medical devices, market acceptance of the Company’s products, and protection of proprietary technology. The Company has funded its operations to date primarily through federal grants, a state of Tennessee SBIR matching grant and the sale of preferred and common stock.

The Company believes that its cash and cash equivalents as of December 31, 2020, combined with remaining grant funds, periodic sales of the Company’s preferred and common stock are sufficient to fund its operations for at least 12 months from the issuance of these financial statements. The Company expects to continue to incur additional losses in the foreseeable future due to the Company’s research and development activities.

Note 2: Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP) and include all adjustments necessary for the fair presentation of the Company’s financial position, results of operations, and cash flows for the periods presented. The Company operates in one operating segment and, accordingly, no segment disclosures have been presented herein. The Company’s management performed an evaluation of its activities through the date of filing of these financial statements and concluded that there are no subsequent events requiring disclosure, other than as disclosed.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash equivalents include all highly liquid investments with original maturities within 90 days from the date of purchase.

Concentrations of Credit Risk

Cash and cash equivalents are financial instruments that potentially subject the Company to concentrations of credit risk.

Property and Equipment

Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. Repairs and maintenance costs are expensed as incurred, whereas major improvements are capitalized as additions to property and equipment.

Note 2: Summary of Significant Accounting Policies (Continued)

Capitalized software costs represent costs incurred after technological feasibility was established. It is anticipated further costs will be capitalized until development is complete and a working model is ready for customer testing. Costs thereafter will be expensed as incurred.

Depreciation is provided using the straight-line method over the following estimated useful lives when the corresponding asset is placed in service:

In service:
	Asset Classification	Useful Life
	Laboratory equipment	Five years
	Computer equipment	Five years
	Office furniture and equipment	Five years
	Software (capital)	Three years
	Software (developed)	Three years
	Leasehold improvements	Lesser of useful life or remaining lease term

Stock-Based Compensation

The Company records stock-based compensation at fair value as of the date of award over any applicable vesting periods.

SBA PPP Loan

On January 30, 2020, the World Health Organization declared the COVID-19 outbreak a “Public Health Emergency of International Concern” and on March 11, 2020, declared it to be a pandemic. The Company received a loan in accordance with the Paycheck Protection Program (PPP) section of the Coronavirus Aid, Relief, and Economic Security Act (the CARES Act). U.S. GAAP provides companies with several alternatives for reporting the loan and any future forgiveness: 1) proceeds can be treated as debt and future forgiveness recognized as income when the loan or any portion thereof is formally discharged; 2) proceeds can be treated as an income grant where they recognize a deferred income liability and derecognize the liability, and recognize income or reduce expenses, as they incur and recognize qualifying payroll and other operating costs that they estimate with reasonable assurance meet the conditions necessary for forgiveness; 3) proceeds can be treated as a conditional contribution where they recognize a refundable advance and derecognize the liability, and recognize income, as the conditions for forgiveness are substantially met or explicitly waived; or 4) proceeds can be recognized as a liability and derecognize the liability, and recognize income, as all conditions for forgiveness are met. The Company has elected to treat the PPP loan as a liability.

Government Grants

The Company’s grants consist of United States Health and Human Services’ research and development and related matching awards. As each is a cost-reimbursement grant, the Company recognizes revenues up to the amount of incurred, allowable, and paid grant expenditures. Accordingly, grants receivable represents the related amount of requests for reimbursement not yet received.

Research and Development Costs

Costs incurred in the research and development of the Company's products are expensed as incurred.

Note 2: Summary of Significant Accounting Policies (Continued)

Patent Costs

The Company entered into license agreements with two research institutions for patented technology owned by these institutions. The Company expenses as incurred all costs, including legal expenses, associated with obtaining patents until the patented technology becomes feasible. All costs incurred after the patented technology is feasible will be capitalized as an intangible asset. As of December 31, 2020, no costs had been capitalized since inception of the Company.

The patents under these license agreements require certain initial fees, paid in cash and Common Stock. Royalties, as defined in the agreements, are payable to each institution upon sales of licensed products.

Income Taxes

The Company records deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the Company's financial statement carrying amounts and the tax basis of assets and liabilities using enacted tax rates expected to be in effect in the years in which the differences are expected to reverse. A valuation allowance is used to reduce the net deferred tax assets to the amount that will more likely than not be realized.

Any interest and penalties are classified in expense in the Company’s financial statements.

Retirement Plan

The Company sponsors a Simplified Employee Pension (SEP) retirement plan. The Company contributes to the SEP an amount equal to four percent of each employee’s annual salary. The Company contributed $28,402 and $25,003 for the years ended December 31, 2020 and 2019, respectively.

Reclassifications

Certain amounts reported for 2019 have been reclassified to conform with the 2020 presentation.

Note 3: Investments

The allocation of the investment portfolio as of December 31 is as follows:

	2020	2019
Certificates of deposit	$750,000	$-
United States Treasury Notes	500,000	-
	$1,250,000	$-

Note 4: Property and Equipment

Property and equipment as of December 31, 2020 and 2019 consist of the following:

	2020	2019
Laboratory equipment	$263,716	$88,397
Computer equipment	40,321	40,321
Furniture and equipment	3,862	526
Software – capital	19,826	19,826
Software – developed	507,690	151,395
	835,415	300,466
Less accumulated depreciation and amortization	(86,813)	(43,133)
	$748,602	$257,332

The Company incurred depreciation and amortization expense of $43,679 and $30,723 for the years ended December 31, 2020 and 2019, respectively.

Note 5: SBA PPP Loan

On May 4, 2020, the Company received a loan in the amount of $139,672 in accordance with the PPP section of the CARES Act. Under this loan program, the Company may be eligible for forgiveness of some portion of the loan up to 100%, when qualifying conditions are met. Accounting for the loan and any future forgiveness could have an impact on future financial reporting. As of December 31, 2020, management is actively monitoring qualifying conditions to maximize future loan forgiveness and has expended $139,672 on potential qualifying costs as defined by the legislation. The unsecured note bears interest at the rate of 1.00% and matures on May 4, 2022. If the Company submits its loan forgiveness application within 10 months of the end of the covered period, the Company will not be required to make any payments on the loan until the forgiveness amount is remitted to the lender by the U.S. Small Business Administration (SBA). If the loan if fully forgiven, the Company will not be responsible for any payments.

Note 6: Government Grants

The Company received certain awards from Federal and local sources to support its research and development activities as follows:

National Institute of Health –
Small Business Innovation Research Program (SBIR) including amendment	$3,132,895
Small Business Technology Transfer Program (SBTT)	224,598
3,357,493
Authorized spending through December 31, 2020	2,775,050
Remaining authorized funds	$582,443

Through December 31, 2020 and 2019, the Company has billed $2,596,714 and $2,118,851, respectively, under the terms of these Federal awards.

The Company was awarded $150,000 of SBIR matching funding for its Federal grants from Launch Tennessee, of which $150,000 was spent through December 31, 2020.

Note 7: Stockholders’ Equity

General

The authorized capital stock of the Company consists of 52,000,000 shares, of which 50,000,000 shares are designated as Class A Preferred Stock and 2,000,000 shares are designated as Common Stock.

Class A Preferred Stock

In 2018, the Company offered shares of Class A Preferred Stock (Preferred Stock) at $1.00 per share. The Company has sold 1,075,000 shares in 2018, 230,000 shares in 2019, and 2,002,500 shares in 2020. The sales of preferred shares yielded gross proceeds of $1,075,000 in 2018, $230,000 in 2019, and $2,002,500 in 2020.

The Preferred Stock has the following characteristics:

Voting

The holders of the Preferred Stock shall have no voting or other management rights, or other beneficial rights other than those disclosed in the Company Bylaws.

Dividends

Issued Preferred Stock shares carry a Paid-In-Kind (PIK) dividend of 7% per year, uncompounded. Cumulative dividends for the period from issuance through December 31, 2020 are $260,388.

Other Provisions

Other provisions related to the Preferred Stock are set forth in the Company Bylaws and include certain rights upon a change of control, as defined, including Success Bonus terms, and rights and priorities with respect to consideration received or conversion rights in redemption.

Preferred shares are redeemable upon a change of control of the Company or at any time, at the discretion of the Board of Directors, provided that the redemption must include 100% of a shareholders’ preferred shares at par, plus any accrued PIK and the applicable Success Bonus amount. As of December 31, 2020, the contingent event that affects redemption is not probable. Until all Preferred Stock shares are redeemed certain restrictions exist as to compensation levels and dividend distributions.

Stock Issuance Costs

The Company recorded stock issuance costs of $215,115 in relation to the Company’s 2020 Regulation A+ capital raise as contra-equity in the statements of stockholders’ equity.

Common Stock

The Company issued 820,000 shares of Common Stock to certain founding parties who have been responsible for incubating and forming the Company and 90,000 shares to research institutions, in exchange for certain technology and contractual rights. The Company has issued 80,000 shares to employees. The Company sold 50,000 shares of Common Stock between January 1, 2020 and March 30, 2020 at $50 per share yielding proceeds of $2,500,000 and issued 5,000 shares of stock-based compensation awards.

Effective August 7, 2019, the Board of Directors approved an increase in the number of Common shares from 100 shares to 2,000,000 shares. The Board also approved a 10,000 for one Common share stock split that increased the number of Common shares issued and outstanding from 98.5 to 985,000. The financial statements have been adjusted retroactively for all periods presented to reflect the Common share stock split.

Note 8: Stock-Based Compensation

In 2020, the Company awarded 5,000 shares of Common Stock to certain employees and reserved 5,000 shares to these employees subject to a risk of forfeiture in 2021 if the employees are no longer employed. The Company recognized $250,000 as compensation expense in 2020 due to this award.

Note 9: Related Party Transactions

The Company had the following transactions with stockholders for the 12 months ended December 31, 2021 and 2019:

	2020	2019
Consulting fees	$69,606	$84,325
Rent	-	34,508
Interest on stockholder loans	-	4,383

The Company paid consulting fees to certain board members and investors for research and development services.

On February 6, 2019, a Company officer and stockholder executed a five-year lease agreement for the Company’s office. On May 1, 2019, the Company entered into a one-year oral sublease agreement with the officer and stockholder whereby the Company pays the lease at cost, $6,000 per month. The Company received a loan from an officer who is also a stockholder of $100,000 in February 2020 which was repaid in full in March 2020.

Note 10: Income Taxes

Since inception, the Company has experienced net operating losses (NOL) which is consistent with a company conducting extensive research and development (R&D) activities. Prior to 2018, the Company, as a Subchapter S Corporation, passed these losses and credits to the stockholders. Beginning January 1, 2018, the Company converted to C Corporation status, and as such, these NOLs and R&D tax credits create net deferred tax assets.

A reconciliation of the U.S federal statutory income tax rate to the Company’s effective income tax rate is as follows:

	2020	2019
Federal statutory income tax rate	21.0%	21.0%
State taxes, net of federal benefit	3.9	3.9
Research and development credits	2.8	0.7
Permanent differences and other	(2.8)	(0.7)
Change in deferred tax asset valuation allowance	(24.9)	(24.9
Effective income tax rate	0.0%	0.0%

Approximate deferred tax assets resulting from timing differences between financial and tax bases were associated with the following items:

	2020	2019
Deferred tax assets
Net operating loss carryforwards	$711,700	$194,600
Research and development credit	20,300	18,800
Accounts payable	16,200	6,700
Accrued liabilities	2,200	-
Research and development payroll tax credits	9,900	-
Total deferred tax assets	760,300	220,100
Valuation allowance	(701,800)	(198,400)
Net deferred tax assets	58,500	21,700

Deferred tax liabilities
Depreciable assets	(49,600)	(21,700)
Prepaid expenses	(8,900)	-
Total deferred tax assets, net	$-	$-

At December 31, 2020 and 2019, the Company had net deferred tax assets of $701,800 and $198,400, respectively. Due to uncertainties surrounding the Company’s ability to generate future taxable income to realize these assets, a full valuation allowance has been established to offset the net deferred tax asset.

As of December 31, 2020 and 2019, the Company had available federal NOL carryforwards of approximately $2,890,000 and $781,000, respectively. The NOL generated in 2020 of $2,109,000 and 2019 of $339,000 will carry forward indefinitely and be available to offset up to 80% of future taxable income each year and for five carryback years (per the CARES Act). In addition, the Company had federal research and development credits carryforwards of $142,000 and $96,000 as of December 31, 2020 and 2019, respectively, to reduce future income taxes, if any. These carryforwards begin to expire in 2038 and are subject to review and possible adjustment by the Internal Revenue Code (IRC). The Company also has available state NOL carryforwards of approximately $2,848,000 and $787,000 as of December 31, 2020 and 2019, respectively, which expire from 2033 to 2035. Additionally, the Company elected to use R&D credits from December 31, 2020 and 2019 of $65,600 and $58,300, respectively, to offset payroll taxes. In 2020, the Company used $20,324 of these credits to offset payroll taxes.

Based upon statute, federal and state NOLs and credits are expected to expire as follows:

Expiration Date:	Federal NOLs	State NOLs	Federal R&D Credit
2033	$-	$389,000	$-
2034	-	398,000	-
2035	-	2,061,000	-
2036	-	-	-
2037 and thereafter	-	-	142,000
Indefinite	2,890,000	-	-
	$2,890,000	$2,848,000	$142,000

The Company has evaluated the positive and negative evidence bearing upon its ability to realize the deferred tax assets. Management has considered the Company’s history of cumulative net losses incurred since inception and its lack of commercialization of any products and has concluded that it is more likely than not that the Company will not realize the benefits of the deferred tax assets. Accordingly, a full valuation allowance has been established against the deferred tax assets as of December 31, 2020 and 2019. Management reevaluates the positive and negative evidence at each reporting period. The Company’s valuation allowance increased by $503,300 and $103,200 for years ended December 31, 2020 and 2019, respectively.

The Company recognizes liabilities for uncertain tax positions based on a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. While the Company believes that it has appropriate support for the positions taken on its tax returns, the Company regularly assesses the potential outcome of examinations by tax authorities in determining the adequacy of its provision for income taxes.

As of December 31, 2020, the Company’s U.S. federal and state tax returns remain subject to examination by tax authorities beginning with the tax year ended December 31, 2017. However, due to NOLs and credit carryforwards being generated and carried forward from prior tax years, substantially all tax years may also be subject to examination.

During the years ended December 31, 2020 and 2019, the Company’s interest and penalties relating to taxes were insignificant, and none were accrued at December 31, 2020 and 2019.

Note 11: Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset in the principal or most advantageous market for the asset in an orderly transaction between market participants on the measurement date. Fair value should be based on the assumptions market participants would use when pricing an asset. U.S. Generally Accepted Accounting Principles establishes a fair value hierarchy that prioritizes investments based on those assumptions. The fair value hierarchy gives the highest priority to quoted prices in active markets (observable inputs) and the lowest priority to an entity’s assumptions (unobservable inputs). The Company groups assets at fair value in three Fair Value Measurements levels, based on the markets in which the assets and liabilities are traded, and the reliability of the assumptions used to determine fair value. These levels are as follows:

Level 1 – Unadjusted quoted market prices for identical assets or liabilities in active markets as of the measurement date.

Level 2 – Other observable inputs, either directly or indirectly, including:

•	Quoted prices for similar assets/liabilities in active markets;

•	Quoted prices for identical or similar assets in non-active markets;

•	Inputs other than quoted prices that are observable for the asset/liability; and,

•	Inputs that are derived principally from or corroborated by other observable market data.

Level 3 – Unobservable inputs that cannot be corroborated by observable market data.

The Company’s significant financial instruments are cash and cash equivalents, certificates of deposit, United States Treasury Notes and other short-term assets and liabilities. For these financial instruments carrying values approximate fair value.

Note 12: Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize assets and liabilities for most leases. The recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee is not expected to significantly change under such guidance. The standard will be effective for annual reporting periods beginning after December 15, 2021. Accordingly, this ASU will be effective for the Company for the year ending December 31, 2022. Adoption of this ASU will not have a significant impact on the Company’s financial position and results of operations.

Note 13: Subsequent Events

As of April 30, 2021, the Company has received commitments to purchase 2,626,250 of Class A Preferred shares at $1 per share. The Company has evaluated subsequent events through April 30, 2021 the date which the financial statements were available to be issued. There were no subsequent events that need disclosure that have not already been disclosed.

PART III

EXHIBITS

Index to Exhibits

Exhibit No.	Description of Exhibit
1.1	Amended and Restated Exclusive Placement Agency Agreement between the Company and C2M Securities, LLC, dated February 5, 2020*
2.1	Charter of Virtuoso Surgical, Inc.*
2.2	Amended Corporate Bylaws of Virtuoso Surgical, Inc.*
4.1	Form of Subscription Agreement for Regulation A, Tier 2, Offering*
6.1	Technology Licensing - Platform Agreement between the Company and Capital2Market, LLC, dated October 16, 2019*
6.2	Non-Exclusive License Agreement with Johns Hopkins University, effective May 11, 2016*
6.3	License Agreement with Vanderbilt University, effective May 15, 2016*
6.4	Employment Agreement with Richard Hendrick, dated September 7, 2017*
6.5	Employment Agreement with C. Mark Pickrell, dated September 7, 2017*
8.1	Escrow Agreement among Atlantic Capital Bank, National Association, the Company, and Capital2Market, LLC, dated October 1, 2019*
11.1	Consent of Blankenship CPA Group, PLLC **
11.2	Consent of Waller Lansden Dortch & Davis, LLP (included in Exhibit 12.1)*
12.1	Opinion of Waller Lansden Dortch & Davis, LLP*
15(a).1	Correspondence submitted by Virtuoso Surgical, Inc. on December 6, 2019 pursuant to Rule 252(d)*

* Previously filed

** Filed herewith

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee on May 7, 2021

.

VIRTUOSO SURGICAL, INC.

By:	/s/ Robert Webster, III
Robert Webster, III
Principal Executive Officer

By:	/s/ C. Mark Pickrell
C. Mark Pickrell
Principal Financial Officer and Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Form 1-A has been signed by the following persons in the capacities and on the dates indicated

Signature	Title	Date

/s/ Richard Hendrick		May 7, 2021
Richard Hendrick	Chief Operating Officer and Chairman

/s/ Robert Webster, III		May 7, 2021
Robert Webster, III	President, Chief Technology Officer and Director

/s/ C. Mark Pickrell		May 7, 2021
C. Mark Pickrell	General Counsel, Chief Administrative Officer, Secretary and Director

/s/ S. Duke Herrell		May 7, 2021
S. Duke Herrell	Chief Medical Officer and Director

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